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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to § 240.14a-12

W. P. Carey Inc.
(Name of Registrant as Specified In Its Charter)

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2020 Proxy Statement

W. P. CAREY

Investing for the Long Run®

Notice of Annual Meeting of Stockholders

April 9, 2020

Date and Time
Thursday, June 11, 2020 1:30 p.m.
Location* DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor New York, NY 10020

Items of Business

•

Elect nine Directors for 2020;

•

Consider an advisory vote on executive compensation;

•

Consider an advisory vote on frequency of executive compensation vote;

•

Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2020; and

•

Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders who owned stock at the close of business on April 1, 2020 are entitled to vote at the meeting. W. P. Carey Inc. mailed the attached Proxy Statement, proxy card and its Annual Report to shareholders on or about April 13, 2020.

By Order of the Board of Directors

Susan C. Hyde

Chief Administrative Officer and
Corporate Secretary
W. P. Carey Inc.
50 Rockefeller Plaza
New York, NY 10020

*
As part of our effort to maintain a safe and healthy environment at our annual meeting, we are closely monitoring the coronavirus (COVID-19) and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. For that reason, we are planning for the possibility that we may have to reconsider the date, time, location and/or means of convening the annual meeting, including the possibility of holding the annual meeting solely by means of remote communication. If we take any or all of these steps, we will do so in advance and details of how to participate will be available on our website at www.wpcarey.com and filed with the Securities and Exchange Commission as additional soliciting material.

How to Vote

INTERNET	PHONE	MAIL	IN PERSON
Whether or not you attend, it is important that your shares be represented and voted at the Annual Meeting.

You may vote your shares by using the telephone or through the Internet, as described on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your previously submitted proxy and vote in person.

Additional questions are answered in the Users' Guide on page 61.
Important Notice Regarding Availability of Proxy Materials For the 2020 Annual Meeting of Stockholders to Be Held on June 11, 2020:
This Proxy Statement and the Annual Report to Shareholders are available at www.proxyvote.com.

Letter from Our Chairman and Chief Executive Officer

Dear Fellow Shareholders,
Christopher J. Niehaus Non-Executive Chairman Board of Directors Jason E. Fox Chief Executive Officer Board of Directors

On behalf of the W. P. Carey Board of Directors, we are pleased to present you with our 2020 Proxy Statement.

We are proud of our achievements over the past year, most notably reaping the benefits of the merger with CPA:17—Global, which accelerated our commitment to simplify the company, improve the quality of our earnings and strengthen our balance sheet. During the year, we made accretive investments at healthy spreads to our cost of capital, further enhanced the quality of our portfolio and significantly reduced leverage.

As long-term investors ourselves, we are pleased that, as of December 31, 2019, we provided our shareholders with a 3-year total return of 61% and outperformed the MSCI US REIT Index for the 1-, 3-, 5 and 10-year periods. With a focus on generating stable and growing income for shareholders over time, in 2019 our total dividends declared increased to $4.14 per share, with the fourth quarter declared dividend representing our 75th consecutive increase since going public in 1998.

Our Board is responsible for the advancement of our business strategies and objectives and we believe our nominees share the skills and experience required for well-rounded oversight. Our directors are a diverse group of men and women with varying talents and viewpoints and importantly, deep experience across a range of industries. As our Board continues to evolve, we are committed to enhancing our diversity by increasing our female representation from 22% to 30% within the next 12 months.

It is with mixed emotion that we announce that Ben Griswold, former Chairman of W. P. Carey and director since 2006, will not stand for re-election at our June shareholder meeting. Ben guided W. P. Carey through times of tremendous growth and change, and his wisdom and leadership resulted in the successful organization we are today. We are grateful for his many contributions and shall miss him greatly.

When we Invest for the Long Run, our employees are at the core of that philosophy. Our employees continue to be our most valuable asset and as a Board, along with management, we spend considerable time focused on cultivating a culture that supports employee growth and wellness. We strive to make W. P. Carey a great place to work and to attract the best and brightest, enhancing the lives of our employees in and out of the office as they progress and grow with the company. Over the past year, we added new benefits to our already best-in class program, including financial support for adoption and surrogacy as one way reflect our commitment to a diverse and inclusive workforce.

We are especially proud of our corporate responsibility initiatives, which lie at the very root of W. P. Carey and our core belief of Doing Good While Doing Well. We are pleased to share more about our ongoing and expanding ESG efforts later in this proxy statement as well as in our Corporate Responsibility Report. We believe that investor outreach is an integral aspect of good governance, and we met with more than 250 of our equity and fixed income investors in 2019. We value your insight and input, and look forward to continuing a healthy dialogue as we move forward.

The information contained in the following pages is, of course, intended to be a review of our performance and accomplishments over the past year. However, we would be remiss if we did not acknowledge that as we are going to press, we are in the midst of the COVID-19 pandemic, which is having a great toll on both the human and economic condition. We want to take this opportunity to wish all of our stakeholders—our shareholders, our tenants, our employees and all of the other constituents with whom we do business—health and safety during this unprecedented time.

We value your investment in W. P. Carey, your input and your support. On behalf of the entire Board of Directors, we thank you for your confidence in us.

	Christopher J. Niehaus Non-Executive Chairman Board of Directors	Jason E. Fox Chief Executive Officer Board of Directors

1	Proxy Summary

5	Proposal One: Election of Nine Directors
6	Nominees for the Board of Directors

14	Board Nominee Snapshot

15	Committees of the Board of Directors

17	Board Governance

17	Board Member Term
17	Board Meetings and Director Attendance
17	Board Leadership Structure and Risk Oversight
17	Director Independence
18	Board Refreshment
18	Board Nominating Procedures
19	Proxy Access
20	Shareholder Amendment of Bylaws

21	Compensation of the Board of Directors
22	2019 Director Compensation Table
23	Director Stock Compensation Table

24	Corporate Governance
24	Shareholder Proposals
24	Other Communications with the Board
25	Code of Ethics
25	Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements
25	Certain Relationships and Related Transactions

27	Corporate Responsibility Initiatives Supporting Environmental, Social and Governance Goals

30	Executive Officers

33	Proposal Two:Advisory Vote on Executive Compensation

34	Executive Compensation
34	Compensation Discussion and Analysis
36	Compensation Highlights
39	Elements of Compensation
45	Compensation Governance
47	Compensation Committee Report
47	Compensation Committee Interlocks and Insider Participation
48	Summary Compensation Table
49	2019 Grants of Plan-Based Awards
50	Outstanding Equity Awards at December 31, 2019
51	2019 Option Exercises and Stock Vested
52	2019 Nonqualified Deferred Compensation
53	Potential Payments Upon Termination or Change-in-Control
54	CEO Pay Ratio

55	Proposal Three:Advisory Vote on Frequency of Executive Compensation Vote

56	Proposal Four:Ratification of Appointment of Independent Registered Public Accounting Firm

57	Report of the Audit Committee
57	Financial Expert
58	Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2019 and 2018
58	Pre-Approval Policies

59	Security Ownership of Certain Beneficial Owners, Directors and Management

60	Delinquent Section 16(a) Reports

60	Equity Compensation Plan Information

61	Users' Guide

Proxy Summary

This summary highlights information contained in this proxy statement. The summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

2020 Annual Meeting of Stockholders
Date and Time

Thursday, June 11, 2020, 1:30 p.m.

Location

DLA Piper LLP US, 1251 Avenue of the Americas, 27th Floor, New York, NY 10020

Voting

Stockholders as of the record date, April 1, 2020, are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

Voting Matters and Board Recommendations

Proposal		Board Recommendation	Page

1	Election of nine Directors named in this proxy statement for 2020	FOR each Nominee	5

2	Consideration of an advisory vote on executive compensation	FOR	33

3	Consideration of an advisory vote on the frequency of executive compensation vote	FOR	55

4	Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2020	FOR	56

Performance Highlights

We are proud of our accomplishments over the past year, most notably reaping the benefits of the merger with CPA:17 – Global, enhancing our portfolio and strengthening our balance sheet. We take a long-term view with respect to both investing and our performance, and we were pleased to have executed well on behalf of our shareholders.

(1)
Please refer to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on February 21, 2020 for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in our consolidated financial statements for the fiscal year ended December 31, 2019.

Proxy Statement and Notice of 2020 Annual Meeting      |     1

Proxy Summary
Governance and Board Highlights

Because we believe that a company's tone is set at the top, we are proud to report on our Corporate and Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:

Director Independence and Compliance

•

All directors, other than our CEO, are independent

•

There are no related-party transactions

•

Our Board reviews the independence of its members annually

•

Our Board is led by an Independent Chairman, separate from our CEO

•

All directors attended 75% or more of the Board and Board Committee meetings in 2019

•

All directors are in compliance with our stock ownership guidelines (5x annual cash retainer)

•

There is a limitation on over-boarding by our directors

Strong Shareholder Rights

•

Shareholders have proxy access with a "3/3/20/20" market standard

•

We have irrevocably opted out of Maryland staggered board provisions; all directors elected annually

•

We have majority voting for directors

•

Shareholders can amend bylaws with a majority vote

•

We have no poison pill

Our Approach to Compensation

In 2019, we introduced an annual cash bonus plan for all employees designed to provide greater transparency. We design our compensation plans within a set of strong compensation governance provisions. These include:

	What We Do		What We Don't Do

✓	Deliver a significant percentage of annual compensation in the form of variable compensation tied to multi-year performance through our annual cash incentive plan	✗	Do not provide excise tax gross-ups

✓	Deliver half of the long-term incentive plan value at grant through PSUs measuring 3-year performance	✗	Do not have employment agreements

✓	Provide total compensation opportunities that approximate the market median	✗	Do not have executive perquisites

✓	Compare executive compensation levels and practices against a relevant peer group of similarly-sized REITs	✗	Do not have excessive severance benefits

✓	Engage an independent compensation consultant that reports directly to the Compensation Committee and provides no other services to the Company	✗	Do not allow current dividends to be paid on unearned PSUs or unvested RSUs.

✓	Require meaningful levels of stock ownership among our executive officers and non-employee directors	✗	Do not allow hedging or short sales of our securities, and have meaningful limits on pledging

✓	Maintain a clawback policy	✗	Do not provide enhanced retirement benefits or other supplemental executive retirement plans, known as SERPs

✓	Conduct annual compensation risk review	✗	Do not allow for any single-trigger cash severance benefits upon a change-in-control

2      |     Proxy Statement and Notice of 2020 Annual Meeting

Proxy Summary
Director Nominees and Diversity

Our Board comprises our CEO and nine independent directors, one of whom is not standing for re-election, and benefits from a mix of tenured and newer directors, men and women, each with different backgrounds. We believe this diversity provides the varied viewpoints and robust discussion that result in better outcomes for our shareholders. Our Director Nominees are listed below:

					Committee Memberships

Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Executive	Investment	Nominating & Corporate Governance

Mark A. Alexander	61	2016	Managing Member, Landmark Property Group, LLC	✓

Peter J. Farrell	59	2016	Partner and Co-founder CityInterests, LLC and PADC Realty Investors	✓

Robert J. Flanagan	63	2018	President, Clark Enterprises, Inc. and Trustee, A. James & Alice B. Clark Foundation	✓

Jason E. Fox	47	2018	Chief Executive Officer, W. P. Carey Inc.

Axel K.A. Hansing	77	2011	Senior Partner, Coller Capital, Ltd.	✓

Jean Hoysradt	69	2014	Former Chief Investment Officer, Mousse Partners Limited	✓

Margaret G. Lewis	65	2017	Former President, HCA Capital Division	✓

Christopher J. Niehaus Non-Executive Chairman of the Board	61	2016	Managing Partner, Member of the Global Investment Committees, BentallGreenOak	✓

Nick J.M. van Ommen	73	2011	Former CEO, European Public Real Estate Association	✓

Committee Chair     Financial Expert

Skills

Proxy Statement and Notice of 2020 Annual Meeting      |     3

Proxy Summary
Environmental, Social and Governance Initiatives

We are committed to our two core principles: Investing for the Long Run and Doing Good While Doing Well, which continue to guide the way we run our business and view the world. Our founder, Wm. Polk Carey, believed—as we do today—that our business by its very nature promotes prosperity and that our responsibility does not end there. He understood that good corporate citizenship was fundamental to good business and to creating long-term value for our investors. Today his vision and values live on through our corporate responsibility initiatives, focused on our environmental, social and governance objectives.

Our 2019 highlights include:

Our Board is 20% female with a goal of at least 30% within 12 months

206 trees planted
in honor of each of our employees to celebrate International Earth Day

600+
volunteer hours by employees

Managers:
44% female

More than $300k
contributed to charities by the company and our employees

Published our first
Corporate Responsibility Report

4      |     Proxy Statement and Notice of 2020 Annual Meeting

Proposal One: Election of Nine Directors

We first ask that you vote for each of the current members of our Board of Directors standing for re-election. We lead with this vote because we, the Board of Directors, oversee W. P. Carey as stewards for all of our stakeholders, including you, our shareholders.

We also lead with this vote because we are proud of all of the actions our Board took over the past year, including:

•
As a result of W. P. Carey Inc.'s ("W. P. Carey" or the "Company") continued execution on its strategy of growing and enhancing the quality of earnings, the real estate portfolio and the balance sheet, the Board was able to continue our practice of increasing quarterly dividends, while the executive team increased a key supplemental financial measure for the Company, adjusted funds from operations ("AFFO")(1) from our Real Estate segment ("RE AFFO"), as well as continuing to improve our cost of capital.

•
We believe our directors have the skills and expertise necessary to fulfill the Board's responsibilities for strategic oversight, succession planning, risk management, and other fiduciary activities. We also believe that the Board and each Committee have an excellent balance of experienced directors and those who bring a fresh perspective. Our director biographies highlight the real estate expertise, the international insights, and the public company board and management experience brought to the Board.

•
In order to ensure that we are working effectively for our shareholders, in addition to our normal oversight duties, we will continue our practices of:

-
Periodic strategic reviews with management and external advisors;

-
Annual succession planning for key management positions necessary to execute our strategy;
  -
  Reviews of corporate culture to ensure it embodies our values and promotes diversity and inclusion;

  -
  Oversight of our environmental, social and governance ("ESG") initiatives;

  -
  Periodic reviews focused on risk management and fiduciary responsibilities;

  -
  Ongoing internal and external education sessions for the Board;

  -
  Annual reviews of Board performance;

  -
  Active recruitment and orientation of new directors, as needed; and

  -
  Outreach to our shareholders.

We believe these provisions and actions demonstrate our commitment to protecting your interests as shareholders. As we ask for your vote, we should note that our directors are elected annually, subject to a majority voting requirement, and are led by an independent Non-Executive Chairman separate from our Chief Executive Officer ("CEO"). Aside from our CEO, our Board members are independent, and all Directors are committed to enhancing shareholder value.

Mr. Benjamin E. Griswold, IV, a current Director, has decided not to stand for re-election at the Annual Meeting. The Board of Directors wishes to publicly thank him for his service on the Board and for his valuable contributions to the Company over the years.

(1)
The Company believes that AFFO and RE AFFO are useful supplemental measures that assist investors to better understand and measure the performance of our business over time and against similar companies. AFFO and RE AFFO do not represent net income or net cash provided by operating activities, which are computed in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered alternatives to net income or net cash provided by operating activities as an indicator of the Company's financial performance. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Please refer to the Company's Current Report on Form 8-K filed with the SEC on February 21, 2020 for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in the Company's consolidated financial statements for the fiscal year ended December 31, 2019.

Proxy Statement and Notice of 2020 Annual Meeting      |     5

Proposal One: Election of Nine Directors

The Board recommends a vote FOR each of the nominees

Nominees for the Board of Directors

Our Board members are diverse in talents, experiences and backgrounds but share track records of successful management and oversight of public and private companies. The Board recommends a vote FOR each of the nominees set forth on the following pages so we can continue along the path we have been actively pursuing.

Unless otherwise specified, proxies will be voted FOR the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Assuming the presence of a quorum at the meeting of stockholders to be held on June 11, 2020 (the "Annual Meeting"), the affirmative vote of a majority of the votes cast for a nominee by the stockholders present, in person or by proxy, is required to elect each nominee.

6      |     Proxy Statement and Notice of 2020 Annual Meeting

Nominees for the Board of Directors

Mark A. Alexander	CURRENTLY Managing Member
Independent Director Age 61 Chair of the Audit Committee Director Since 2016	Mr. Alexander brings to the Board over 30 years of international business experience in operations, mergers & acquisitions and accounting. He has developed expertise in strategic planning, operational management, public & private capital markets, financial analysis, accounting and investor relations. Mr. Alexander's experience as a chief executive officer, certified public accountant, and public company board member make him qualified to be a W. P. Carey Board member and to be Chairman of the Audit Committee.	Landmark Property Group, LLC:
2009 – Present

PUBLIC BOARDS
BMC Stock Holdings, Inc.
(NASDAQ-listed): 2017 – Present

Kaydon Corp. (NYSE-listed): 2007 – 2013

PREVIOUSLY
CEO, President & Director
Suburban Propane Partners, L.P.

SVP, Corporate Development
Hanson Industries, Inc.

Senior Accountant & CPA
Price Waterhouse & Co.

EDUCATION
BBA in Accounting, the University
of Notre Dame

Peter J. Farrell	CURRENTLY Partner and Co-founder
Independent Director Age 59 Chair of the Compensation Committee Director Since 2016	Mr. Farrell brings to the Board 38 years of experience in real estate investment, finance, leasing and development as well as public, private and international fund raising. His broad industry exposure and diverse skill set, along with his operating and board experience in the REIT industry, adds a valuable perspective to the W. P. Carey Board and provides a significant source of industry knowledge and expertise to the Company's committees on which he serves.	CityInterests, LLC and
PADC Realty Investors:
2004 – Present

PREVIOUSLY
President and Chief Operating Officer
Medical Office Properties Inc.

PUBLIC BOARDS
CRT Properties (NYSE-listed): 2004 – 2005

EDUCATION
BA in History, Georgetown University

Proxy Statement and Notice of 2020 Annual Meeting      |     7

Nominees for the Board of Directors

Robert J. Flanagan	CURRENTLY President
Independent Director Age 63 Director Since 2018	Mr. Flanagan has served as President of Clark Enterprises, Inc. since 2015 and was its Executive Vice President from 1989 to 2015. At Clark Enterprises, Mr. Flanagan oversees the acquisition, management and development of new investment opportunities. As a result of these and other professional experiences, Mr. Flanagan has a deep understanding and knowledge of a broad variety of subject areas, including accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; board governance; and board practices of other entities.	Clark Enterprises, Inc.:
2015 – Present

PREVIOUSLY
Executive Vice President
Clark Enterprises, Inc.:
1989 – 2015

CURRENTLY
Trustee, A. James & Alice B. Clark
Foundation

PUBLIC BOARDS
Sagent Pharmaceuticals, Inc.
(NASDAQ-listed):
Director: 2009 – 2016;
Chairman: 2015 – 2016

Martek Biosciences Corporation (NASDAQ-listed):
Director: 2002 – 2010;
Chairman: 2007 – 2010

PREVIOUSLY
Treasurer, Secretary and Board Member
Baltimore Orioles, Inc.

OTHER BOARDS
Brown Advisory, Inc.
Director: 2016 – Present

Federal City Council,
Washington, D.C.:
Chairman of the Board: 2014 – 2017

Svelte Medical Systems
Director: 2005 – Present

Vascular Therapies, Inc.
Director: 2013 – Present

EDUCATION
BS in Business Administration,
Georgetown University

MS in Taxation, American
University School of Business

Certified Public Accountant

8      |     Proxy Statement and Notice of 2020 Annual Meeting

Nominees for the Board of Directors

Jason E. Fox	CURRENTLY CEO
Chief Executive Officer Age 47 Director Since 2018	Mr. Fox brings to the Board over 18 years of business and investment experience, having been responsible, most recently as Head of Global Investments, for sourcing, negotiating, and structuring acquisitions on behalf of W. P. Carey and the various programs it managed since joining the Company in 2002. He has a deep understanding of W. P. Carey's business and its investment strategies. Further, Mr. Fox's role as CEO and previous service as W. P. Carey's President, overseeing both the investment and asset management activities of the Company, make information and insight about the Company's business directly available to the Board in its deliberations. He also serves as a Trustee of the W. P. Carey Foundation.	W. P. Carey Inc.:
2018 – Present

PREVIOUSLY
President
W. P. Carey Inc.:
2015 – 2017

PUBLIC BOARDS
Corporate Property Associates 18 – Global Incorporated ("CPA:18 – Global"): 2018 – Present

Carey Watermark Investors 2 Incorporated ("CWI 2"): 2018 – Present

Carey Watermark Investors Incorporated ("CWI 1"): 2018 – Present

Corporate Property Associates 17 – Global Incorporated ("CPA:17 – Global"): 2018

EDUCATION
BS in Civil Engineering and Environmental
Science, magna cum laude, University of Notre Dame

MBA, Harvard Business School

Axel K.A. Hansing	CURRENTLY Senior Partner
Independent Director Age 77 Director Since 2011	Mr. Hansing brings to the Board over 45 years of experience in international corporate and investment banking, real estate financing, asset management, and private equity investing, both as a General and a Limited Partner. In his current role as Senior Partner at Coller Capital, Mr. Hansing is responsible for the origination, execution, and monitoring of investments. Prior to founding and serving as Chief Executive Officer of Hansing Associates, he served as Managing Director of Equitable Capital Management in London and New York, Head of the International Division of Bayerische Hypotheken—und Wechselbank AG (now part of UniCredit SpA) in Munich and New York and held roles with Merrill Lynch International Banking in Hong Kong and London as well as with Marine Midland Bank (now part of HSBC) in London and New York.	Coller Capital, Ltd.:
2000 – Present

PREVIOUSLY
CEO and Founder
Hansing Associates

Managing Director
Equitable Capital Management

EDUCATION
University of Hamburg

Advanced Management Program,
Harvard Business School

Proxy Statement and Notice of 2020 Annual Meeting      |     9

Nominees for the Board of Directors

Jean Hoysradt	PUBLIC BOARDS The Swiss Helvetia Fund Inc.
Independent Director Age 69 Director Since 2014	Ms. Hoysradt brings to the Board over 45 years of investment and financial expertise in real estate, debt and equity. Her former role as Chief Investment Officer of Mousse Partners, a prominent private family investment office, required both domestic and international business expertise. Prior to her position as head of the Investment Department and Treasury for New York Life Insurance Company, she held positions in investment banking and investment management at Manufacturers Hanover, First Boston and Equitable Life. Ms. Hoysradt served as director of the Duke University Management Company from August 2005 to August 2018, including acting as chair of its audit committee. She also served as a director of The Swiss Helvetia Fund (a closed end investment company) from July 2017 to September 2018.	(NYSE-listed):
Director: 2017 – 2018

PREVIOUSLY
Chief Investment Officer
Mousse Partners Limited:
2001 – 2015

SVP and head of the
Investment and Treasury Departments
New York Life Insurance Company

EDUCATION
BA in Economics, Duke University

MBA, Columbia University
School of Business

Margaret G. Lewis	PUBLIC BOARDS Flowers Foods (NYSE-listed):
Independent Director Age 65 Chair of the Nominating and Corporate Governance Committee Director Since 2017	Ms. Lewis is the former president of Hospital Corporation of America's ("HCA's") Capital Division, which includes facilities in northern, central and southwestern Virginia, New Hampshire, Indiana and Kentucky. She began her career with HCA in 1978 and held several positions in nursing management and quality management before becoming chief nursing officer of HCA's Richmond Division in 1997. Ms. Lewis became chief operating officer of CJW Medical Center in 1998 and chief executive officer in 2001. She is a registered nurse and a fellow of the American College of Healthcare Executives. Ms. Lewis brings extensive leadership experience and management skills to the board. Her variety of senior management roles provides expertise in executive decision-making and strategic planning.	Director: 2014 – Present

Federal Reserve Bank of Richmond:
Deputy Chairman: 2019; 2014 – 2016
Chairman: 2017 – 2018
Director: 2013 – 2019

Smithfield Foods (NYSE-listed):
Director: 2011 – 2013

PREVIOUSLY
Hospital Corporation of America's Capital Division:
President: 2006 – 2013

EDUCATION
Nursing AAS, John Tyler Community College

BS in Nursing, Medical College of Virginia

MBA, Averett University

Fellow of the American College of
Healthcare Executives

10      |     Proxy Statement and Notice of 2020 Annual Meeting

Nominees for the Board of Directors

Christopher J. Niehaus	CURRENTLY Managing Partner, Member of the
Independent Director Age 61 Non-Executive Chairman of the Board Chair of the Investment Committee Director Since 2016	Mr. Niehaus serves as the Managing Partner and a member of the global investment committees of BentallGreenOak, a global real estate investment management firm with $48 billion of assets under management. He brings to the Board over 37 years of experience in the real estate industry and a broad range and depth of experience in finance, real estate investment banking, portfolio management and private equity, as well as public, private and international fund raising and fund management. Mr. Niehaus spent 28 years at Morgan Stanley, where he helped build and run one of the leading global real estate banking, lending and investing businesses. His skill set and exposure to a variety of industries add valuable perspective to the W. P. Carey Board. Mr. Niehaus serves as a Trustee of the International Council of Shopping Centers and previously has served on the boards of private equity real estate companies in the U.S., Europe and Asia.	Global Investment Committees
BentallGreenOak:
2011 – Present

PREVIOUSLY
Vice Chairman
Morgan Stanley Real Estate

Co-Head of Global Real Estate
Investment Banking
Morgan Stanley

EDUCATION
AB in History, Dartmouth College

MBA, Harvard University

Proxy Statement and Notice of 2020 Annual Meeting      |     11

Nominees for the Board of Directors

Nick J.M. van Ommen	PREVIOUSLY Chief Executive Officer
Independent Director Age 73 Director Since 2011	Mr. van Ommen has served in various roles across the banking, venture capital, and asset management sectors through his career and brings to the Board over 36 years of financial and real estate experience, particularly in Europe. In the almost ten years that he served as CEO of the European Public Real Estate Association, Mr. van Ommen was responsible for promoting, developing and representing the European public real estate sector. In addition to his public boards, Mr. van Ommen currently serves on the supervisory boards and as chairman of the audit committees of Allianz Benelux SA, a private company that offers insurance products in Belgium, The Netherlands and Luxembourg, and of Allianz Netherlands Group NV, a life insurance company wholly owned by Allianz Benelux SA in Belgium.	European Public Real Estate
Association:
2000 – 2008

PUBLIC BOARDS
Brack Capital Properties NV
(Tel Aviv-listed real estate company):
Director: 2018 – Present

IMMOFINANZ AG (Austria-listed
real estate company):
Director: 2008 – Present

VASTNED Retail (Belgium-listed
real estate company):
Director: 2007 – 2016

Intervest Offices & Warehouses
(Belgium-listed real estate
company):
Director: 2007 – 2016

OTHER BOARDS
Allianz Benelux SA
Supervisory Board Member and Chairman of the Audit Committee
2016 – Present

Allianz Netherlands Group NV
Supervisory Board Member and
Chairman of the Audit Committee
2018 – Present

EDUCATION
MBA, Newport University

Fellow of the Royal Institute of
Chartered Surveyors

12      |     Proxy Statement and Notice of 2020 Annual Meeting

Nominees for the Board of Directors

As described above, Mr. Benjamin E. Griswold, IV is not standing for re-election at the annual meeting. His biographical information is provided below.

Benjamin H. Griswold, IV	CURRENTLY Partner and Chairman,
Independent Director Age 79 Director Since 2006	Mr. Griswold brings to the Board almost 50 years of experience in the investment business, first as an investment banker and then as an investment advisor. He has extensive experience with, and understanding of, capital markets as well as security analysis and valuation. His board experience and his past experience as a director of the New York Stock Exchange, give him a detailed understanding of corporate governance in general and audit, compensation, governance, and finance functions in particular.	Brown Advisory, Inc.:
2005 – Present

PREVIOUSLY
Senior Chairman
Deutsche Bank Securities, Inc.
(successor to Deutsche Bank Alex. Brown)

PUBLIC BOARDS
Flowers Foods (NYSE-listed):
Director: 2005 – Present;
Presiding Director: 2011 – Present

Stanley Black & Decker (NYSE-listed):
2010 – 2016

New York Stock Exchange: 1993 – 1999

EDUCATION
BA, Princeton University

MBA, Harvard University

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Board Nominee Snapshot

Our Board brings a strong mix of real estate expertise, international insights, and public company board and management experience. We believe our director nominees have the skills and experience necessary to fulfill the Board's responsibilities for strategic oversight, succession planning, risk management and other fiduciary duties as well as the breadth of knowledge and vision needed for the advancement of our business strategy and objectives.

Skills

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Committees of the Board of Directors

Members of our Board of Directors serve on one or more of our Board's standing committees, which are our Compensation, Audit, and Nominating and Corporate Governance Committees. As required by the regulations of the SEC, the written charters for each of these standing committees can be viewed on our website, www.wpcarey.com, under the heading "Governance" in our "Investors" section. In addition to our standing committees, we have an Investment Committee and an Executive Committee. The table below reflects the membership of these committees as of the date of this Proxy Statement. From time to time, the Board may also establish certain ad hoc committees for specific purposes.

Membership and Functions of the Committees of the Board

COMPENSATION COMMITTEE Members Peter J. Farrell, Chair Mark A. Alexander Benjamin H. Griswold, IV Jean Hoysradt Number of Meetings Held in 2019: 6

The Compensation Committee's responsibilities include:

•

setting compensation programs that apply generally to our employees;

•

reviewing compensation with respect to directors;

•

reviewing and making recommendations to the Board regarding the compensation structure for all current named executive officers ("NEOs") and other key employees, including salaries, cash incentive plans and equity-based plans;

•

reviewing goals and objectives relevant to our NEOs and key employees, evaluating their performance, and approving their compensation levels for both annual and long-term incentive awards; and

•

reviewing and approving the terms and conditions of stock grants.

There were six regular meetings of the Compensation Committee held during 2019.

AUDIT COMMITTEE Members Mark A. Alexander, Chair and Financial Expert Peter J. Farrell, Financial Expert Robert J. Flanagan Margaret G. Lewis Nick J.M. van Ommen Number of Meetings Held in 2019: 9

The Audit Committee's responsibilities include:

•

assisting the Board in monitoring the integrity of the financial statements and management's report of internal controls over financial reporting of the Company, the compliance with legal and regulatory requirements, and the independence, qualifications, and performance of our internal audit function and Independent Registered Public Accounting Firm;

•

engaging an Independent Registered Public Accounting Firm, reviewing with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approving professional services provided by the Independent Registered Public Accounting Firm, and considering the range of audit and non-audit fees;

•

reviewing the internal audit charter and scope of the internal audit plan; and

•

reviewing and discussing the Company's internal controls with management, the internal auditors and the Independent Registered Public Accounting Firm and reviewing the results of the internal audit program.

There were nine regular meetings of the Audit Committee held during 2019.

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Committees of the Board of Directors

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Members Margaret G. Lewis, Chair Benjamin H. Griswold, IV Axel K.A. Hansing Christopher J. Niehaus Number of Meetings Held in 2019: 4

The Nominating and Corporate Governance Committee's responsibilities include:

•

developing and implementing policies and practices relating to corporate governance, including monitoring implementation of our corporate governance policies;

•

oversight of the Company's ESG initiatives;

•

oversight of the Company's corporate culture; and

•

developing and reviewing background information of candidates for the Board of Directors, including those recommended by shareholders, and making recommendations to the Board regarding such candidates.

There were four regular meetings of the Nominating and Corporate Governance Committee held during 2019.

INVESTMENT COMMITTEE Members Christopher J. Niehaus, Chair Peter J. Farrell Robert J. Flanagan Axel K.A. Hansing Jean Hoysradt Nick J.M. van Ommen Number of Meetings Held in 2019: 5

The Investment Committee's responsibilities include:

•

approving W. P. Carey's investments greater than $100 million to ensure that they satisfy our relevant investment criteria;

•

reviewing all of W. P. Carey's investments on a quarterly basis; and

•

reviewing and approving investments made on behalf of CPA:18 – Global and Carey European Student Housing Fund I, L.P. ("CESH").

There were five meetings of the Investment Committee held during 2019.

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Board Governance

Board Member Term

Our directors each hold office until the next annual meeting of stockholders except in the event of death, resignation, or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast with regard to the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable.

Board Meetings and Director Attendance

There were six regular meetings of the Board held in 2019, and each director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the Committees of which he or she was a member. Under the Corporate Governance Guidelines adopted by our Board (the "Guidelines"), the directors are required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding director attendance at meetings of stockholders, directors are invited and encouraged to attend. All of the current directors attended the Company's 2019 Annual Meeting. In addition to Board and Committee meetings, our directors also engage in informal group communications and discussions with the Non-Executive Chairman of the Board and the CEO, as well as with members of senior management regarding matters of interest.

Board Leadership Structure and Risk Oversight

Mr. Niehaus has served as Non-Executive Chairman of the Board since June 2019. The primary responsibility of the Non-Executive Chairman is to preside over meetings of the Board of Directors as well as to preside over periodic executive sessions of the Board in which the CEO and/or other members of management do not participate. The Chairman is also responsible, together with members of our senior management team, for establishing Board agendas and for working closely with our CEO on the overall direction of the Company to enhance long-term shareholder value. The Board believes that Mr. Niehaus is well-qualified to preside over both full and executive sessions of the Board and to fulfill the other duties of the Chairman, given the depth of his experience and his previous role as Vice Chairman of Morgan Stanley Real Estate.

Our CEO, Mr. Fox, is also a member of the Board of Directors. The Board considers the CEO's participation to be important in order to make information and insight about the Company's business and its operations directly available to the directors in their deliberations.

Our Board of Directors has overall responsibility for risk oversight. The Board of Directors reviews and oversees our Enterprise Risk Management ("ERM") program, which is a company-wide initiative that involves our senior management and other personnel acting in an integrated effort to identify, assess and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. These activities involve the identification, prioritization and assessment of a broad range of risks, including operational, financial, strategic, and compliance risks, and the formulation of plans to manage these risks and mitigate their effects.

As part of our ERM program, management provides periodic updates to our Board of Directors with respect to risk appetite, key risks and discusses appropriate risk response strategies. Throughout the year, the Board, and the Committees to which it has delegated responsibility, dedicates a portion of their meetings to discuss specific risk topics in greater detail. Strategic and operational risks are presented and discussed in the context of the CEO's report on operations to the Board of Directors at regularly scheduled meetings and at presentations to the Board of Directors and its Committees by management. Additionally, at least annually, our Audit Committee discusses with management and the Director of Internal Audit our significant financial risk exposures, including cybersecurity risks, and steps that have been taken to monitor and control such exposures.

Our Compensation Committee reviews the risks related to our compensation policies and practices and assesses the impact to our risk profile, at least on an annual basis. Management, with the Compensation Committee, regularly reviews our compensation programs, including incentives that may create, and factors that may reduce, the likelihood of excessive risk taking in order to determine whether such programs present a significant risk to the Company.

Director Independence

Our Corporate Governance Guidelines establish rules regarding the independence of our directors. The Guidelines, which we believe meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE") and the rules of the SEC, include the Company's definition of Independent Director and can be found under the heading "Governance" in the "Investors" section of the W. P. Carey website, www.wpcarey.com. Pursuant to the Guidelines, the Board undertook its annual review of Director Independence in March 2020. During this review, the Board considered any transactions and relationships between each director and nominee, or any member of his

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Board Governance

or her immediate family, and W. P. Carey and its subsidiaries and affiliates, including those reported under Certain Relationships and Related Transactions below. The Board also examined any transactions and relationships between each director and nominee or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

The NYSE also requires that the Board of Directors determine whether a director is "independent" for purposes of the NYSE Listing Standards. The Nominating and Corporate Governance Committee has asked each director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of "independence" under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the directors or nominees noted as "independent" in this Proxy Statement has a material relationship with W. P. Carey that would interfere with his or her independence from the Company and its management.

As a result, the Board has affirmatively determined that director nominees Alexander, Farrell, Flanagan, Hansing, Hoysradt, Lewis, Niehaus and van Ommen, and director Griswold, a current director who is not seeking re-election at the Annual Meeting, are independent of the Company and its management under the standards set forth in the Guidelines, applicable federal laws, the rules of the SEC and the NYSE's Listing Standards and for the purpose of serving on the relevant Board committees, where applicable. Mr. Fox is not considered to be an independent director because of his current employment as CEO of W. P. Carey.

The Board has determined that none of the directors who currently serve on the Compensation, Audit or Nominating and Corporate Governance Committees, or who served at any time during 2019 on such committees, has or had a relationship to W. P. Carey that may interfere with his or her independence from W. P. Carey and its management, and therefore, as required by applicable regulations, all such directors were or are, as applicable, "independent" as defined in the NYSE Listing Standards and by the rules of the SEC.

Board Refreshment

The Board does not mandate director retirement at a specified age, but instead remains committed to actively refreshing the Board based on annual performance reviews and an evaluation of the skills and experience necessary to fulfill the Board's responsibilities to shareholders. Our Board's goal is to have at least 30% of the directors be female within 12 months.

Board Nominating Procedures

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members, management, shareholders and outside advisors. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our Bylaws, which is set forth in more detail in "Shareholder Proposals" and "Other Communications with the Board" in the Corporate Governance section of this Proxy Statement.

Once a candidate has been recommended to the Corporate Secretary or Nominating and Corporate Governance Committee, there are a number of actions undertaken to complete a full evaluation of the candidate, including the following:

•
Consider Board and Committee needs;

•
Gather information about the candidate's background and experience, which may include the assistance of an outside search firm;

•
If appropriate, conduct interviews by the Nominating and Corporate Governance Chair, Chairman of the Board and/or the CEO;

•
If appropriate, conduct additional interviews that may include some combination of, or all, members of the Nominating and Corporate Governance Committee, members of the Executive Committee, and members of the senior management team;

•
Complete an evaluation of candidate qualifications and Board needs by the full Nominating and Corporate Governance Committee, with a determination to be made regarding a recommendation to the Board; and

•
Discuss recommended nomination by the full Board, with a determination to be made regarding whether or not to move forward with the nomination.

Existing Board members are considered for nomination on an annual basis, by undertaking the following actions:

•
Annual confidential performance review of the Board at the committee and individual director levels;

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Board Governance
•
Discussion by Nominating and Corporate Governance Committee regarding nominations based on a review of Board needs and a Board performance review, with a recommendation to be made to the Board regarding nominations; and

•
Discussion by the Board regarding recommended nominations, with a determination to be made regarding the slate of directors to be nominated in the Proxy Statement.

In considering new candidates and existing Board members for nomination to the Board, this year the Nominating and Corporate Governance Committee and the Board evaluated the following:

•
Board and Committee needs in order to be able to fulfill responsibilities related to strategic oversight, succession planning, ERM and other fiduciary duties;

•
Succession planning at the Board and Committee levels;

•
Individual performance record on the Board; and

•
Individual characteristics, including:

-
Operating experience at senior levels;

-
Public company experience;

-
Real estate and investment expertise;

-
Board experience;

-
Strategic thinking with long-term view on value creation for shareholders;

-
Effective communication skills and secure decision-making skills;

-
Independence and absence of red flags; and

-
Diversity of backgrounds and expertise necessary at the Board and Committee levels.

Our Board feels confident that each of the nine individuals we have nominated has the experience and skill sets necessary to fulfill all Board and Committee responsibilities. We encourage you to review our Board accomplishments and biographies and to vote for all nine Board nominees.

Proxy Access

We have what we believe to be the most prevalent proxy access model, the "3/3/20/20" structure. The following is a summary of the provisions related to our proxy access bylaw and is qualified in its entirety by reference to a complete set of our Bylaws:

Shareholders' Eligibility to Nominate

Our Bylaws generally permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of our outstanding Common Stock for at least the previous 3 years to include a specified number of director nominees in the Company's proxy materials for our annual meeting of stockholders, as described below.

Number of Shareholder-Nominated Candidates

The maximum number of shareholder-nominated candidates will be equal to the greater of: (a) two candidates or (b) 20% of the directors in office at the time of nomination. If the 20% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Shareholder-nominated candidates that the Board of Directors determines to include in the proxy materials as Board-nominated candidates will be counted against the 20% maximum.

Calculation of Qualifying Ownership

As more fully described in our Bylaws, a nominating shareholder will be considered to own only the shares for which the shareholder possesses the full voting and investment rights and the full economic interest (including the opportunity for profit and risk of loss). Under this provision, borrowed or hedged shares do not count as "owned" shares. A shareholder will be deemed to "own" shares that have been loaned by or on behalf of the shareholder to another person if the shareholder has the right to recall such loaned shares, undertakes to recall, and does recall such loaned shares prior to the record date for the annual meeting and maintains qualifying ownership of such loaned shares through the date of the meeting.

Procedure for Selecting Candidates in the Event the Number of Nominees Exceeds 20%

If the number of shareholder-nominated candidates exceeds 20% of the directors in office, each nominating shareholder will select one shareholder-nominated candidate, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership until the permitted number of shareholder-nominated candidates is reached.

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Board Governance

Nominating Procedure

In order to provide adequate time to assess shareholder-nominated candidates, requests to include shareholder-nominated candidates in proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we mailed the proxy statement for the previous year's annual meeting of stockholders, which we expect to be no earlier than November 9, 2020 and no later than December 9, 2020.

Information Required of All Nominating Shareholders

As more fully described in our Bylaws, each shareholder seeking to include a director nominee in the proxy materials is required to provide certain information, including:

•
Proof of qualifying stock ownership as of the date of the submission and the record date for the annual meeting, and an agreement to maintain qualifying ownership through the date of the meeting;

•
The shareholder's notice on Schedule 14N required to be filed with the SEC;

•
The written consent of the shareholder nominee to being named in the proxy statement and serving as a director, if elected; and

•
A completed director questionnaire signed by the nominee.

Nominating shareholders are also required to make certain representations and agreements, including with regard to:

•
Absence of intent to effect a change of control;

•
Intent to maintain qualifying ownership through the date of the annual meeting;
•
Only participating in the solicitation of their nominee or Board of Director's nominees; and

•
Complying with solicitation rules and assuming liabilities related to indemnifying the Company against losses arising out of the nomination.

Information Required of All Shareholder Nominees

Each shareholder nominee is required to provide the representations and agreements required of all nominees for election as director, including certain items noted in our Bylaws that we believe are consistent with current market practice.

Disqualification of Shareholder Nominees

A shareholder nominee would not be eligible for inclusion in the proxy statement under certain circumstances enumerated in our Bylaws, which we believe to be consistent with current market practice.

Supporting Statement

Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). We may omit any information or statement that we believe would violate any applicable law or regulation.

Shareholder Amendment of Bylaws

Our Board of Directors has the power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws. Our shareholders also have the power to alter or repeal any provision of our Bylaws and adopt new Bylaws with the approval of at least a majority of all votes entitled to be cast on the matter.

20      |     Proxy Statement and Notice of 2020 Annual Meeting

Compensation of the Board of Directors

Our non-executive directors are paid in two principal ways: an annual cash retainer and an annual restricted share award ("RSA"). For 2019, directors are paid an annual cash retainer of $100,000 and an RSA with a grant date value of $150,000. These Director RSAs are granted on or about July 1 of each year (although directors may receive a pro-rated RSA if they commence service after July 1). Director RSAs, which are scheduled to vest in full one year after the date of grant (or in the case of any pro-rated grants made during the year, on the same date as the annual grants for that year) and have voting rights, are granted under the W. P. Carey Inc. 2017 Share Incentive Plan ("2017 SIP"). Dividends are not paid currently on unvested Director RSAs granted under the 2017 SIP and instead accrue in cash and are distributed when the underlying award vests. The annual fees as of the date of this Proxy Statement paid to Directors for all positions held are set forth in the table below.

Cash

All Independent Directors	$100,000

Additional Fees(1):
Non-Executive Chairman	$105,000

Audit Committee Chair	$20,000

Compensation Committee Chair	$17,500

Nominating and Corporate Governance Chair	$12,500

Investment Committee Chair	$7,500

(1)
Prior to June 13, 2019, our Board of Directors had a Non-Executive Vice Chairman who was paid an annual cash retainer of $40,000.

Stock

Form of payment: An RSA granted on or about July 1, with a grant date value of $150,000.

Time of payment: Shares vest in full on the first anniversary of the grant.

Prior to July 1, 2019, the Non-Executive Chairman, the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee were paid annual cash retainers of $75,000, $15,000 and $10,000, respectively.
Members of the Executive Committee do not receive additional compensation.

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Compensation of the Board of Directors

2019 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning the total compensation of the individuals who served as Non-Employee Directors during 2019, including service on all committees of the Board, as described above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total(2) ($)

Mark A. Alexander	120,000	149,976	269,976

Peter J. Farrell	116,250	149,976	266,226

Robert J. Flanagan	100,000	149,976	249,976

Benjamin H. Griswold, IV(3)	137,500	149,976	287,476

Axel K.A. Hansing	100,000	149,976	249,976

Jean Hoysradt	100,000	149,976	249,976

Margaret G. Lewis	106,250	149,976	256,226

Christopher J. Niehaus(4)	186,250	149,976	336,226

Nick J.M. van Ommen	100,000	149,976	249,976

(1)
Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") with respect to awards of 1,867 Director RSAs received on July 1, 2019. There were no option awards, non-equity incentive compensation, or nonqualified deferred compensation granted to the Non-Employee Directors during 2019. For all directors, the grant date fair value per share of these annual Director RSAs, computed in accordance with FASB ASC Topic 718, was $80.33. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 (the "2019 Form 10-K").
(2)
The totals do not reflect dividends accrued during 2019 on the Stock Awards shown in the table because the dividends are reflected in the grant date fair values of the awards shown in the Stock Awards column.
(3)
Mr. Griswold ceased service as Non-Executive Chairman during the second quarter of 2019, and as a result only received two quarters of the $75,000 annual fee that was in place prior to July 1, 2019 for serving in that position during the year.
(4)
Mr. Niehaus ceased service as Non-Executive Vice Chairman during the second quarter of 2019, and as a result only received two quarters of the $40,000 annual fee for serving in that position. He was also appointed as Non-Executive Chairman at that same time, and as a result only received two quarters of the $105,000 annual fee for serving in that position during the year.

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Compensation of the Board of Directors

DIRECTOR STOCK COMPENSATION TABLE

The following table reflects the Director RSAs, which were first granted in 2013, as well as any restricted stock units ("RSUs"), which were granted from 2008 until 2012 ("Director RSUs"), held by the individuals listed in the previous table, as of December 31, 2019, if any. Director RSUs were immediately vested when granted and pay current dividend equivalents but the payout of the underlying shares, on a one-for-one basis, was required to be deferred until the Director's service on the Board is complete.

	Total RSU Awards (#)	Total RSA Awards (#)

Mark A. Alexander	—	1,867

Peter J. Farrell	—	1,867

Robert J. Flanagan	—	1,867

Benjamin H. Griswold, IV	8,521	1,867

Axel K.A. Hansing	3,236	1,867

Jean Hoysradt	—	1,867

Margaret G. Lewis	—	1,867

Christopher J. Niehaus	—	1,867

Nick J.M. van Ommen	3,236	1,867

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Corporate Governance

We believe that a company's tone is set at the top and are proud to report on our Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:

•
A separation between our Non-Executive Chairman and our CEO;

•
A Board comprised of all independent directors except for the CEO;

•
The annual election of directors;

•
Majority voting for directors;

•
The absence of a poison pill;

•
A considered approach to executive compensation and reliance on a carefully constructed group of compensation peers;

•
Excellent internal pay parity, including a pay ratio between our CEO and next-most senior NEO of less than two;

•
Sound compensation practices, including an anti-hedging policy, a clawback provision, meaningful limits on pledging, strong director and executive stock ownership guidelines, and a robust annual compensation risk assessment;

•
A commitment to identify and consider diverse candidates as part of Board searches; and

•
A limitation on over-boarding by our directors.

These governance provisions are supplemented by our Code of Business Conduct and Ethics and provisions governing related party transactions, which are important elements of our overall approach to governance and are described below.

Shareholder Proposals

The date by which shareholder proposals must be received by W. P. Carey for inclusion in proxy materials relating to our annual meeting to be held in 2021 (the "2021 Annual Meeting") is December 9, 2020, and any such proposals must meet the other requirements of Rule 14a-8 under the Exchange Act.

In order for proposals submitted outside of Rule 14a-8 to be considered at the 2021 Annual Meeting, shareholder proposals, including shareholder nominations for director,

must comply with the advance notice and eligibility requirements contained in the Bylaws. The Bylaws provide that shareholders are required to give advance notice to W. P. Carey of any business to be brought by a shareholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Secretary of W. P. Carey at the principal executive offices of the Company, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. In order to be timely, a shareholder's notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of shareholders nor earlier than the 150th day prior to the first anniversary of such mailing. Therefore, any shareholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2021 Annual Meeting must be received by W. P. Carey not earlier than November 9, 2020 and not later than December 9, 2020. However, in the event that the date of the 2021 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the Annual Meeting, for notice by the shareholder to be timely it must be delivered not earlier than the 150th day prior to the date of such annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by W. P. Carey. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, the Bylaws. An untimely or incomplete proposal or nomination may be excluded from consideration at the 2021 Annual Meeting.

A copy of our Bylaws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a shareholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A shareholder proposal that does not meet the requirements summarized above or listed in the Bylaws will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.

Other Communications with the Board

We value your input. Shareholders and other interested persons who wish to send communications on any topic to the Board, the Non-Executive Chairman of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chairman of the Board at the principal executive offices of W. P. Carey Inc.

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Corporate Governance

The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which, absent unusual circumstances or as contemplated by Committee charters, and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate.

Code of Ethics

It is important that all of our business activities reflect our commitment to a culture of honesty and accountability. Our Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code of Ethics, sets forth the standards of business conduct and ethics applicable to all of our employees, including our executive officers and directors. Our Code of Ethics is available on our website, www.wpcarey.com, under the heading "Governance" in the "Investors" section. We also intend to post amendments to or waivers from the Code of Ethics, to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer, at this location on the website; however, no such amendments or waivers have been granted to date.

Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements

It is our policy to comply with all applicable laws and adhere to the highest level of ethical conduct, including international anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, United Kingdom Bribery Act and similar laws in other jurisdictions. In that regard, we have adopted an Anti-Bribery and Foreign Corrupt Practices Act Policy that is posted on our employee portal and periodically distributed to appropriate personnel, and we ensure compliance with that policy by monitoring our activities abroad and through periodic employee training.

In addition, we have policies and procedures in place that promote and articulate our compliance with U.S. economic sanctions administered by the U.S. Department of Treasury, Office of Foreign Assets Control in all facets of our operations. We use a screening vendor with respect to all payments that we initiate. Our Economic Sanctions Compliance Policy is periodically distributed to appropriate personnel.

Other conflicts of interest, while not prohibited in all cases, may be harmful to W. P. Carey and therefore must be disclosed in accordance with the Code of Ethics. Our Chief Ethics Officer or, in his or her absence, our Chief Legal Officer, has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions

Our executive officers and directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and directors have an obligation to act in the best interest of W. P. Carey and to put such interests at all times ahead of their own personal interests. In addition, all of our employees, officers and directors should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to the Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of W. P. Carey. The following conflicts of interest are prohibited, and each employee, officer and director must take all reasonable steps to detect, prevent, and eliminate such conflicts:

•
Working in any capacity – including service on a board of directors or trustees, or on a committee thereof – for a competitor while employed by W. P. Carey.

•
Competing with W. P. Carey for the purchase, sale or financing of property, services or other interests.

•
Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from W. P. Carey. Applicable policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

In general, a potential related party transaction would be reviewed by the Board. A permitted related party transaction must be considered to be in the best interests of W. P. Carey. If there are any potential related party transactions, all of the relevant material facts and the related person's interest in the transaction will be reviewed by the Board before approval is granted under the Company's policy.

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Corporate Governance

Transactions with Managed Programs

Through wholly-owned subsidiaries, we earn revenue as the advisor to the programs that we manage, which as of the date of this Proxy Statement are CPA:18 – Global CWI 1, CWI 2 and CESH and, collectively, the "Managed Programs". We have also entered into certain transactions with the Managed Programs, such as co-investments and loans. For more information regarding these transactions and the fees received by W. P. Carey from the Managed Programs, see Notes 3 and 4 to the consolidated financial statements in the 2019 Form 10-K.

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Corporate Responsibility Initiatives Supporting Environmental, Social and Governance Goals

"By its nature, our work promotes jobs and prosperity. Doing Good While Doing Well means that when we are financing properties for companies, we are also helping the communities those companies serve. It is important to always ask, What is the impact of what we are doing? What is good for society? What is good for the country?"

—Wm. Polk Carey, Founder, W. P. Carey Inc.
2001

We believe that good corporate governance includes being a good corporate citizen and that it is our responsibility to give back to our communities. Now, more than ever, our ability to recruit and retain top talent, to be welcomed in our communities, and to withstand whatever vicissitudes inevitably come our way depends on communicating and living our two core values: Investing for the Long Run and Doing Good While Doing Well.

In 2019, we published our inaugural Corporate Responsibility Report, which provides a comprehensive overview of our ESG initiatives. We continue to enhance our disclosure and maintain open channels of conversation with each of our stakeholder groups, including our employees, tenants and investors. We believe that frequent dialogue with our investors provides us with insights on the topics that are most important to them and accordingly, during 2019, we met with more than 250 equity and fixed income investors.

Our Environmental Practices

Our commitment to sustainability is largely demonstrated by how we manage our day-to-day activities in our corporate offices. During the last year, we:

•
reduced our monthly energy usage by an additional 30% from the amount in the previous year as a result of our LED lighting and other energy-reducing initiatives in our executive offices;

•
phased out the use of single-use plastic bottles;

•
replaced our paper products with recycled and sustainable forestry products;

•
planted more than 200 trees on behalf of our employees in celebration of International Earth Day;

•
reduced our printing by 23%; and
•
signed a lease for new office space in a LEED Gold certified building.
In Our Portfolio

Substantially all of our properties are net leased to our tenants on a triple-net basis, whereby they are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices.

Over the last year, we have increased our outreach to our tenants regarding our sustainability initiatives and gathered information regarding their energy and water usage and waste management practices.

We have identified more than 20 properties in our portfolio that have green certifications, including LEED and BREEAM and recently entered into a lease for a solar roof on our logistics facility in the port of Rotterdam leased to Nippon, which will be the largest in the Netherlands once it is completed. We have other solar projects underway and continue to evaluate other opportunities across our portfolio.

Our Asset Management team is embarking on a Climate Change Risk Analysis, which we anticipate completing by the end of 2020. It is our goal to increase and enhance our disclosure on various ESG projects and initiatives in the coming year.

In evaluating new investments, we include an environmental assessment of the properties we underwrite as part of our analysis to understand sustainability practices and performance and to ensure the properties we acquire meet environmental standards. We are also in the process of implementing a new internal framework to our existing real estate portfolio, to allow us to better view our portfolio as a whole and identify opportunities for impact.

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Corporate Responsibility Initiatives Supporting Environmental, Social and Governance Goals
Corporate Citizenship

Wm. Polk Carey established the W. P. Carey Foundation in 1990 with a primary mission to support educational institutions and to promote business education, with the larger goal of improving America's competitiveness in the world. As a result of its support, thousands of young people around the country and abroad have seen increased educational opportunities.

As good stewards of our communities, W. P. Carey continues to support educational programs as well as hospitals, museums and other community organizations, and in 2019, together with our employees, donated more than $300,000 to community organizations. In addition, to continue Bill Carey's mission to encourage personal generosity, in the spirit of "Doing Good While Doing Well," the W. P. Carey Foundation supports the philanthropic activities of the W. P. Carey community by matching certain charitable contributions made by our employees and directors and in 2019 bestowed the inaugural "Carey the Torch" award on a W. P. Carey employee who made an exceptional impact on his community and society as a whole.

Carey Forward

Our Carey Forward program was established in 2012 shortly after the passing of Bill Carey and was inspired by his generosity. We have continued growing the Carey Forward program by demonstrating a sustained enthusiasm for building and fostering productive relationships between our company and our communities. The program is funded by the Company and encourages employees to become involved in philanthropic and charitable activities, devote their time and resources to meaningful causes and initiatives, and bring to philanthropic and community organizations the same level of skill and excellence they devote to their professional responsibilities. Although the organizations and activities we support can vary, our focus is often on youth development and education, hunger relief, healthcare, and arts and restoration. In 2019, our employees spent more than 600 hours volunteering in our communities.

Investing in our Employees

When we Invest for the Long Run, our employees are at the core of that philosophy. We strive to make W. P. Carey a great place to work and to attract and surround ourselves with the best and brightest; we want to enhance their lives in and out of the office as they progress and grow with the company. We offer various levels of training including management training, executive training, skills training and "Respect in the Workforce" training, in addition to our

"Conversations at Carey" educational program. By engaging with our employees and investing in their careers through training and development, we are building a talented workforce capable of executing our business strategies.

Diversity

Diversity and inclusion is an organic part of who we are and is supported at all levels of the organization. W. P. Carey is an equal opportunity employer and considers qualified applicants regardless of race, color, religion, gender, sexual orientation, gender identity, gender expression, or national origin, age, disability, military or veteran status, genetic information or other statuses protected by applicable federal, state and local law. As of December 31, 2019, women represented 47% of our global workforce, 44% of our managers and 33% of our executive team. Women make up 22% of our Board nominees and we have committed to increase that to at least 30% within 12 months. In addition to gender diversity, our employees represent various backgrounds and speak more than 25 languages. Our offices, located in New York, Amsterdam, London and Dallas, attract a diverse workforce simply by virtue of their geographic locations. With an average age of 38, our employees currently range in age from 23 to 74.

As our company continues to grow, we want to ensure that all of our employees and their families feel supported and represented. Most recently, we introduced financial benefits to assist our employees with adoption and surrogacy expenses. We believe that our success over the long run has been the result of the diverse backgrounds and perspectives of our employees, as well as our directors.

Employee Wellness

The health and wellness of our employees and their families are paramount and our comprehensive benefits package is designed to address the changing needs of employees and their dependents.

Health and Wellness

•
Company-paid medical, dental and life insurance;

•
Long-term disability insurance;

•
Supplemental life insurance;

•
Employee assistance plan (counseling, legal and financial planning referrals, caregiver referrals, fitness management and education resources);

•
24/7/365 access to telemedicine;

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Corporate Responsibility Initiatives Supporting Environmental, Social and Governance Goals
•
Carey Fund, which provides each employee with $2,000 per year for medical costs not covered by insurance;

•
Flexible spending accounts (medical/dependent care);

•
Stress management reimbursement;

•
Weight loss and stop smoking management;

•
Primary and secondary caregiver leave;

•
Adoption and surrogacy financial support;

•
Competitive vacation policy based on level and years of service including paid holidays, personal time off, sick days and parental leave; and

•
Employee Assistance Plan, through our healthcare provider, which allows employees to access counseling, legal and financial planning referrals, caregiver referrals and other resources.

Our Carey Wellness program provides our employees with education and practical guidance on nutrition, stress management and general healthy living matters that they can apply both in and out of the office.

Financial

•
Firm-sponsored profit-sharing plan under which the company contributes 10% of an employee's total cash compensation, up to the annual limitations set by the Internal Revenue Service ($28,000 per year for 2020), into the employee's retirement account;

•
Employee-funded 401(k) and Roth plans;

•
Long-term incentive plan;

•
Employee share purchase plan; and

•
Charitable contribution matching program by the W. P. Carey Foundation.

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Executive Officers

We believe that our corporate governance creates a framework supportive of long-term sustainable performance. Our executive officers are critical to developing and executing the strategies that make us who we are, and in 2019 they continued to focus on identifying ways to generate value for our shareholders, and executed on a variety of important accomplishments during the year:

•
We made investments for our portfolio totaling $868 million, at a weighted average cap rate of 6.7% and a WALT of 19 years. Our investment activity spanned 55 properties, net leased to 29 tenants, operating in 14 different industries and located primarily in the U.S. and Western Europe, enhancing the diversity of our portfolio.

•
Included in our investment volume is the completion of $127 million of capital investment projects. A portion of these are truly off-market transactions, enabling us to negotiate better terms compared to widely marketed deals and to create value in the lease structure itself. Such transactions not only provide a ready source of incremental deal flow, given the size and breadth of our portfolio, they also add high-quality real estate at cost.

•
As of year-end, we had committed to fund 12 capital investment projects for a total of $371.2 million, of which nine projects totaling $242.6 million are currently expected to be completed during 2020. In aggregate, these investments are expected to generate additional lease revenues, increase criticality, add to lease term and enhance the overall quality of our portfolio. The size and composition of our portfolio, enables us to source a significant pool of capital investments internally, which, as described above, have become a more meaningful part of our overall investment activity.

•
We disposed of 22 properties for a total of $384 million. Our occupied dispositions were executed at a weighted average cap rate of 7.8%, excluding The New York Times, given its fixed-price purchase option.

•
During the year, we also creatively converted the bulk of our operating self-storage assets to a net lease with Extra

Space Storage, adding further diversity to our net leased portfolio as well as a potential source of future net lease opportunities as operators look to take an asset-light approach.

•
As a result of our investment and asset management activity, we increased the WALT for our portfolio to almost 10.7 years.

•
We raised $1.4 billion in long-term and permanent capital through diversified channels, including a euro bond offering and a USD bond offering aggregating $878 million at a weighted average rate of 2.28% and a weighted average term of 9 years. We also efficiently raised $532 million gross proceeds of equity under our "at-the-market" ("ATM") program at approximately $79.70 per share.

•
Our balance sheet is even stronger as a result of our payoff of $1.2 billion of mortgages at 4.4% weighted average interest rate, compared to the weighted average rate of 2.28% of our aggregate bond offerings, unencumbering $180 million of annualized base rent. We ended the year with pro rata net debt/adjusted EBITDA at 5.4x and pro rata net debt /gross assets at 40.3%.(1)

•
Our net income for the real estate segment and RE AFFO were $272.1 million and $811.2 million, respectively, for 2019. We grew RE AFFO, which, as a REIT, we consider to be a key supplemental financial measure(1) and which we use for compensation purposes, to $4.74 per share. We also declared dividends totaling $4.14 per share during the year. Our dividend declared in December 2019 represented our 75th consecutive quarterly increase.

(1)
See the footnote on page 5 for important information about these non-GAAP financial measures.

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Executive Officers

Executive Officers

The Company's executive officers are determined by our Board of Directors. The executive officers as of the date of this Proxy Statement are as follows:

Jason E. Fox, Chief Executive Officer, Age 47

Mr. Fox became CEO on January 1, 2018 and has been an executive officer since 2015. Since he is also a Board member, his biography appears on page 9 in Proposal One: Election of Nine Directors.

John J. Park, President, Age 55

Mr. Park became President of W. P. Carey in January 2018 and most recently served as Director of Strategy and Capital Markets since March 2016, after serving in various capacities since joining the Company as an investment analyst in 1987. During his tenure, he has spearheaded the transactions that have transformed the company, including consolidation and listing of CPA:1-9 as Carey Diversified LLC in 1998, its merger with W. P. Carey & Co. Inc. in 2000, liquidity transactions of CPA:10, CIP, CPA:12 and CPA:14, W. P. Carey's merger with CPA:15 and REIT conversion in 2012, W. P. Carey's merger with CPA:16 in 2014 and W. P. Carey's merger with CPA:17 – Global ("CPA:17 Merger") in October 2018. The Board designated him as an executive officer in March 2016. Mr. Park received a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.B.A. in Finance from Stern School of Business at New York University. He also serves as a trustee of the W. P. Carey Foundation.

ToniAnn Sanzone, Chief Financial Officer, Age 43

Ms. Sanzone was appointed Chief Financial Officer of W. P. Carey in January 2017, having served as Interim Chief Financial Officer since October 2016 and, prior to that, as Chief Accounting Officer since June 2015. She has been an executive officer since 2016. Ms. Sanzone also serves as Chief Financial Officer of CPA:18 – Global since December 2019, and from October 2016 to March 2017. She also served as Chief Financial Officer of CPA:17 – Global from October 2016 to March 2017, having previously served as Chief Accounting Officer since August 2015. In addition, Ms. Sanzone served as Chief Financial Officer of CWI 1 and CWI 2 from October 2016 to March 2017. Prior to joining the Company as Controller in April 2013, Ms. Sanzone worked from 2006 to 2013 at iStar Inc., a publicly-traded REIT, where she served in various capacities, including most recently as Corporate Controller. From 2004 to 2006, Ms. Sanzone served in various accounting and financial reporting roles at Bed Bath and Beyond, Inc., a publicly traded company. Ms. Sanzone also held various positions in the assurance and advisory services practice of Deloitte LLP from 1998 to 2004. Ms. Sanzone is a Certified Public Accountant licensed in the states of New York and New Jersey. She graduated magna cum laude with a B.S. in Accounting from Long Island University, C.W. Post (now LIU Post).

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Executive Officers

Gino M. Sabatini, Managing Director and Head of Investments, Age 51

Mr. Sabatini has served as Head of Investments of W. P. Carey since December 2016 and oversees the sourcing, negotiating and structuring of investments in North America and Europe on behalf of W. P. Carey and CPA:18 – Global as well as CPA:17 – Global, through the date of its merger with W. P. Carey in October 2018. Mr. Sabatini joined the Company in 2000, serving in various capacities with increasing responsibilities in the Investment Department, including most recently as Head of U.S. Net Lease Investments, and he has been a Managing Director since 2009. The Board designated him as an executive officer in January 2018. Mr. Sabatini is a graduate of the University of Pennsylvania, where he was enrolled in the Management and Technology program. He received a B.Sc. in Mechanical Engineering from the University of Pennsylvania's Engineering School and a B.Sc. in Economics from the University of Pennsylvania's Wharton School. He earned his M.B.A. from Harvard Business School.

Brooks G. Gordon, Managing Director and Head of Asset Management, Age 36

Mr. Gordon has served as Head of Asset Management of W. P. Carey since April 2017 and oversees asset management activity across all property types in North America and Europe on behalf of W. P. Carey and CPA:18 – Global as well as CPA:17 – Global, through the date of its merger with W. P. Carey in October 2018. Since joining the Company in 2006, Mr. Gordon has served in various capacities with increasing responsibilities in the Asset Management Department, including most recently as the head of the North American Asset Management team, and he has been a Managing Director since 2014. The Board designated him as an executive officer in January 2018. Mr. Gordon earned his B.A. in Economics from Johns Hopkins University, with a concentration in finance and management. He also graduated from Groton School in Groton, MA, and currently serves on the board of directors of The Hinckley Company, a privately held company that manufactures, services, and sells luxury sail and power boats.

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Proposal Two: Advisory Vote on Executive Compensation

The Board and the Compensation Committee, which is responsible for designing and administering W. P. Carey's executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation.

At our annual meeting of stockholders held on June 19, 2014, the Board recommended, and stockholders voted, to hold this advisory vote, known as a "Say-on-Pay" vote, every year, with which the Board agreed. Accordingly, and pursuant to SEC rules, in this Proposal Two, shareholders are being asked to vote on the following resolution:

  RESOLVED, that the shareholders of W. P. Carey approve, on an advisory basis, the compensation of the company's Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in this Proxy Statement.

Our goal is to maintain an executive compensation program that fosters the short- and long-term goals of the company and its shareholders. We seek to accomplish this goal by motivating our senior leadership group to achieve a high level of financial performance. We believe that our executive compensation program is designed to align executive pay with performance and to motivate management to make sound financial decisions that increase the value of the company.

Assuming the presence of a quorum at the Annual Meeting, we will hold the next Say-on-Pay vote at the Annual Meeting, and the affirmative vote of a majority of the votes cast by the stockholders, in person or by proxy, is necessary for approval of Proposal Two. However, as an advisory vote, Proposal Two is not binding upon the Board, the Compensation Committee, or W. P. Carey.

The Board recommends a vote FOR the approval, on an advisory basis, of the foregoing resolution approving the Company's executive compensation.

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Executive Compensation

Compensation Discussion and Analysis

The following pages discuss the process and philosophy guiding compensation decisions for the following NEOs during 2019:

•
Jason E. Fox – Chief Executive Officer

•
John J. Park – President

•
ToniAnn Sanzone – Chief Financial Officer

•
Gino M. Sabatini – Head of Investments

•
Brooks G. Gordon – Head of Asset Management

Compensation Principles

The Company's executive compensation programs have evolved in structure but follow three basic principles, first established by the Company's late Founder, Mr. Wm. Polk Carey:

1 Compensation levels should be conservative and prudent	2 Compensation should adequately reward those who create value for the Company and its shareholders	3 Compensation should be tied to the financial performance of the Company

•

The Compensation Committee annually reviews the pay levels of our NEOs against our peers and generally finds our base salaries to be conservative and total compensation aligned with the median among our peers.

•

Approximately half of each NEO's pay opportunity is provided through equity-based compensation tied to long-term performance and vesting.

•

The Committee believes that senior management pay outcomes over time should be aligned with the shareholder experience.

•

Further, each of our NEOs is subject to rigorous stock ownership guidelines.

•

Approximately 80% of our average NEO pay opportunity is at risk and subject to Company and/or stock price performance.

•

In order to promote greater transparency related to the calculation of the annual cash bonus payouts, the Committee implemented a new annual cash bonus plan for 2018, aligning cash bonuses directly with Company performance. This annual bonus plan structure was maintained for 2019.

•

The ultimate value of our current annual performance-based equity awards is tied to long-term RE AFFO per share growth and relative TSR, which reflects the Company's performance.

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Executive Compensation

2019 Business Highlights

In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2019 compensation levels for the NEOs to help ensure alignment with the Company's performance in 2019. Among these factors were:

•
The Company's financial and market performance compared to prior years;

•
Performance against predefined objectives, including new investments and overall portfolio performance; and

•
Performance versus a peer group of companies as well as the REIT industry generally, the broader economic environment, and the strategic goals and challenges faced by the Company in 2019.

Material quantitative performance factors that the Compensation Committee considered in making 2019 compensation decisions were:

•
Total shareholder return – The Compensation Committee focused particularly on TSR performance. Over the past 1-, 3-, 5-, and 10-year periods the Company delivered 28.8%, 61.3%, 54.0%, and 418.7% returns, respectively. Further, as shown in the graph below, the Company outperformed the MSCI US REIT Index for each of the four periods and the S&P 500 Index for the 3- and 10-year periods. As discussed under Long-Term Incentive Awards below, TSR performance, in addition to being factored into 2019 compensation decisions, also directly impacts the payout of outstanding performance share units ("PSUs") granted in prior years because TSR relative to the MSCI US REIT Index is one of the two performance metrics utilized to determine the PSU payout level and acts as a modifier to the annual cash bonus plan.

 W. P. Carey Rank Versus Companies in the MSCI US REIT Index

1-Year	3-Year	5-Year	10-Year
#43 out of 141	#19 out of 137	#48 out of 125	#12 out of 88

•
RE AFFO Growth – The Committee also focused on RE AFFO, which is a supplemental financial measure (see the footnote on page 5 for important information about this non-GAAP metric). As a result of management's accomplishments, during 2019 the Company grew RE AFFO to $811.2 million, or $4.74 per diluted share, from $516.5 million, or $4.39 per diluted share, in the prior year, representing an increase of 8%. The increase reflects the accretive impact of both new acquisitions and the CPA:17 Merger, which closed in 2018.

•
Dividends – With a focus on paying stable dividends, during 2019 the Company declared dividends totaling $4.14 per share, an increase compared to total dividends declared during 2018 of $4.09 per share. In keeping with its conservative approach, the Company maintained a dividend payout ratio of 82.8% relative to AFFO per share on a full year basis.

The Committee also took into consideration the following accomplishments during the year:

•
The Company completed $868 million of new investments at a capitalization rate of 6.7% and a WALT of 19 years.

•
The Company improved the quality of the portfolio through various asset management activities, increasing WALT to 10.7 years and occupancy to 98.8%.

•
The Company strengthened its balance sheet and reduced leverage, issuing $1.4 billion of capital at favorable terms and paying off $1.2 billion of 4.4% weighted average interest rate secured debt.

•
The Company continued its strategic simplification with the announcement of the merger of two of its managed funds, CWI 1 and CWI 2 and the internalization of management.

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Executive Compensation

COMPENSATION HIGHLIGHTS

2019 Base Salaries:

For 2019, the Committee approved salary increases for four of the NEOs. These increases were influenced by a market assessment, conducted by the Committee's independent compensation consultant, Frederic W. Cook & Co., Inc. ("FW Cook"), and supported by the progress made toward achieving the Company's strategic goals.

2019 Bonus Payments:

A new annual cash bonus program was implemented for all employees, including the NEOs, for 2018. A similar plan structure was used in 2019. The Company-wide annual cash bonus plan was initially funded based on performance against pre-established RE AFFO goals. The initially funded pool was then subject to modification (up or down by 20%) based on the Committee's evaluation of certain strategic goals, including improving portfolio quality (i.e. acquisitions, dispositions, enhancing the existing portfolio), TSR relative to the MSCI US REIT Index and furthering the Company's long term strategic objectives, such as improving its balance sheet and reducing leverage. The actual bonus allocations to the NEOs with the exception of Mr. Sabatini, were 96.9% of target, reflecting slight underperformance against the pre-established RE AFFO goals. For Mr. Sabatini, who has a portion of his bonus linked to the performance of the Investment Department that he leads, in addition to funding based on the Company's RE AFFO performance, his bonus was paid at 95.4% of target. Following the Committee's evaluation of the Company's performance against strategic goals, described above, it determined that no modification of the funded bonuses for the NEOs was warranted.

The Committee believes this design appropriately balances the need to provide greater transparency to shareholders and more information to participants regarding bonus calculations, while maintaining an appropriate level of flexibility allowing the Committee to evaluate holistic Company performance and assess both management's accomplishments during the year and how those results were accomplished, including an assessment of the shareholder experience.

2017-2019 Performance Share Unit Award Payouts:

In early 2017, PSUs were granted contingent on three-year performance against pre-established metrics (AFFO per share growth and TSR relative to the MSCI US REIT Index). In early 2020, the Committee certified performance achievements and approved a payout equal to 139.3% of target to all holders of such awards, including all of the NEOs.

2019 Long-Term Incentive Grants:

The Committee maintained a similar approach to long-term incentive grants as in prior years and in early 2019 authorized grants to the NEOs consisting of PSUs and time-based RSUs. Both award types vest and/or measure performance over a three-year period (2019-2021). The 2019 PSUs measure TSR relative to the MSCI US REIT Index and RE AFFO per share growth. The PSUs and RSUs each continue to make up 50% of the annual long-term incentive award to NEOs.

Results of 2019 Advisory Vote on Executive Compensation:

At our 2019 Annual Meeting, approximately 93.8% of the votes cast were in favor of our Say-on-Pay proposal. The Compensation Committee considered the outcome of that advisory vote to be an endorsement of the Committee's compensation philosophy and implementation. That said, the Compensation Committee will continue to consider the outcome of the Company's Say-on-Pay votes and any other shareholder feedback when making future compensation decisions for the NEOs.

Compensation Philosophy and Decision Making Process:

The Company's compensation philosophy and its processes for compensating executive officers are overseen by the Compensation Committee. This Committee currently consists of four directors, each of whom is independent within the meaning of the Listing Standards of the NYSE. The Compensation Committee's responsibilities include setting the Company's executive compensation principles and objectives, setting and approving the compensation of executive officers, and monitoring and approving the Company's general compensation programs.

The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for NEOs from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.

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Executive Compensation

Compensation Philosophy

The Company's compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs, based on both quantitative and qualitative performance objectives, is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. In determining the compensation of our NEOs, the Compensation Committee relies on a balance of formulaic and qualitative incentive programs, exercising its best judgment and taking into account the many aspects of performance that make up an individual's contribution to the Company's success.

For 2019 compensation, the Committee examined a broad range of information on financial performance, as described above. The Committee also reviewed information on the performance of and contributions made by individual executive officers (other than the CEO) and, in doing so, placed substantial reliance on information received from, and the judgment of, the CEO. The Committee's decisions with regard to CEO compensation are made in executive session in consultation with its independent compensation consultant. The Compensation Committee also periodically reviews independent survey data, other public filings, and peer group data provided by its independent compensation consultant as market reference points for all NEOs. The Committee strives to provide pay opportunities (including base, bonus and long-term incentives) that generally fall within a 15% range of the median of the market, but acknowledges that individual positioning may vary due to tenure, contribution, performance and uniqueness of role.

Role of the Independent Compensation Consultant

The Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters. Since September 2016, the Committee has engaged FW Cook, a leading compensation consulting firm, as its independent compensation consultant. FW Cook conducts independent studies and provides objective advice on executive and director compensation. FW Cook's role with the Company is as adviser to the Committee on executive compensation matters. Each year, the Committee conducts an assessment, as required by SEC rules, to determine if any conflicts of interest exist with regard to its engagement of FW Cook. In conducting that assessment for 2019, the Committee reviewed a variety of factors, including those required by SEC rules, and determined that no such conflict of interest existed.

Peer Comparison Group

When determining compensation levels for the NEOs, the Compensation Committee considers a number of external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies having similar characteristics to the Company, as noted below, and with whom the Company competes for executive talent. The Compensation Committee periodically reviews the peer group to determine what changes, if any, are appropriate.

In March 2018, with the assistance of FW Cook, the Compensation Committee reassessed the composition of the Company's peer group and determined that the peer group continued to reflect the Company's current business and size, and as such decided not to make any changes to the group listed below. This peer group, consisting of 17 companies operating in the real estate investment and real estate asset management industries, was used to inform 2019 NEO pay decisions.

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Executive Compensation

Peer Group (used to inform 2019 pay decisions)

Brixmor Property Group Inc.	Liberty Property Trust

Colony NorthStar, Inc.	Macerich Company

EPR Properties	National Retail Properties, Inc.

First Industrial Realty Trust	Prologis, Inc.

Gramercy Property Trust(1)	Realty Income Corporation

HCP, Inc.	Spirit Realty Capital, Inc.

Healthcare Realty Trust Incorporated	Tanger Factory Outlet Centers, Inc.

Kimco Realty Corporation	VEREIT, Inc.

Lexington Realty Trust

(1)
Gramercy Property Trust was later removed from the peer group because it was acquired during 2018.

Peer Group Changes

In June 2019, the Committee, with input from management and FW Cook, reviewed and approved meaningful changes to the peer group used to inform 2020 pay decisions. The catalyst for change was a result of the Company's merger with CPA:17 – Global. The merger significantly increased the Company's market cap and enterprise value. As requested by the Committee, FW Cook, with the support of management, identified several additional REITs that meet both the objective size criteria and the additional qualitative criteria detailed below to better position the Company near the median of the peer group from a market cap and enterprise value perspective. FW Cook also recommended the removal of several REITs falling below the size criteria described below. At the time the revised peer group below was approved, the Company's market cap and enterprise value were both positioned at approximately the 60th percentile.

Peer Group (used to inform 2020 pay decisions)

Alexandria Real Estate	National Retail Properties, Inc.

Brixmor Property Group Inc.	Prologis, Inc.

Colony NorthStar, Inc.	Realty Income Corporation

EPR Properties	STORE Capital

HCP, Inc.	Ventas

Kimco Realty Corporation	VEREIT, Inc.

Liberty Property Trust	Welltower

Macerich Company

The companies included in the peer group generally have the following characteristics:

•
Companies operating as publicly traded, internally-managed REITs;

•
Companies within a reasonable size range, primarily measured by market capitalization and enterprise value; and
•
Companies meeting additional qualitative criteria intended to identify those most similar in business model and asset mix to the Company, including factors such as: net lease focus, exposure to multiple asset classes, national diversity, diversified tenant base, and international operations.

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Executive Compensation

Elements of Compensation

The Company uses base salary, annual cash incentives, and long-term equity incentives, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company's approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards vesting over time helps to promote a long-term perspective and further align management's interests with that of the Company's shareholders.

Element		Compensation Objectives and Key Features

Base Salary	Fixed	• Fixed compensation component that provides a minimum level of cash to compensate the executive officer for the scope and complexity of the position.
• Amounts based on an evaluation of the executive officer's experience, position, and responsibility; intended to be competitive in the marketplace to attract and retain executives.

Annual Cash Incentive Award	At risk

•

Variable cash compensation component that provides an incentive opportunity based on performance against a pre-established financial goal, RE AFFO for 2019, and progress against strategic priorities (improving portfolio quality, TSR relative to the MSCI US REIT Index and furthering the Company's long term strategic objectives), and the Compensation Committee's assessment of individual performance.

Long-Term Equity Incentives	At risk

•

Variable equity compensation designed to foster meaningful ownership of our Common Stock by management, to align the interests of our management with the creation of long-term shareholder value, and to motivate our management to achieve long-term growth for the Company.

• PSU awards under the long-term incentive plan ("LTIP") are predicated on three-year performance based on absolute RE AFFO per share growth and relative TSR versus the MSCI US REIT Index.

Although the Compensation Committee examines market data, it does not target a specific percentile for each executive. Rather, the Compensation Committee uses the market median (50th percentile) as an initial reference point for the executive team, in aggregate, and then, based on performance, including the various financial metrics as outlined herein as well as TSR performance, adjusts incentive compensation levels (both cash and equity) in a corresponding manner.

While the Compensation Committee does not utilize a specific formula, base salary has generally comprised a relatively small portion of our CEO and other NEO pay (13% and an average of 20% in 2019, respectively). The equity portion of pay has tended to represent the largest portion of our CEO and other NEO total pay (62% and an average of 46%, respectively, in 2019), based on the Committee's philosophy of aligning executive compensation with Company performance.

The table below summarizes the 2019 elements of compensation and resulting target total compensation for each of the NEOs:

Executive	Base Salary ($)	Target Annual Cash Incentive Opportunity ($)	Target Long-Term Equity Grant ($)	Target Total Compensation ($)

Jason E. Fox	$750,000	$1,400,000	$3,500,000	$5,650,000

John J. Park	$525,000	$1,000,000	$1,500,000	$3,025,000

ToniAnn Sanzone	$475,000	$600,000	$900,000	$1,975,000

Gino M. Sabatini	$500,000	$900,000	$1,100,000	$2,500,000

Brooks G. Gordon	$320,000	$500,000	$600,000	$1,420,000

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Executive Compensation

For 2019, the mix for total compensation was:

Chief Executive Officer Pay Mix 2019	Other NEOs Pay Mix 2019

Base Salary

Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. The Company's overall philosophy is that, in most cases, base salaries for officers, including those for executive officers, are viewed as a significantly smaller component of their overall compensation than variable elements of compensation. When setting such salary levels, the Committee considered the following factors:

•
the nature and responsibility of the position;

•
the expertise of the individual executive;

•
changes in the cost of living and inflation;

•
the competitive labor market for the executive's services; and

•
the recommendations of the CEO with respect to executive officers who report to him.

Base salaries for the executive officers are subject to annual review by the Compensation Committee, which considers competitive market data provided by the Committee's independent compensation consultant.

The Committee may determine to adjust NEO salaries, individually or overall, at any time. When considering potential changes to base salaries for executive officers, the Committee also takes into consideration the impact on total compensation. Based on current and historical market analyses, base salaries have aligned with the 25th percentile and total compensation has aligned with the 50th percentile across the NEO group. After taking into consideration a recommendation from FW Cook, based on current market analyses, the Committee decided to adjust NEO salaries for 2019 for Mr. Fox, Ms. Sanzone and Mr. Gordon. In the Committee's view, these increases were supported by the individual executive experience and responsibilities and progress made toward achieving the Company's strategic goals, as well as to better position the salaries of Mr. Fox and Ms. Sanzone to the median of the market.

Annual Cash Incentives

As discussed above, the 2019 annual cash bonus plan is designed to accomplish three key objectives:

•
Promote greater transparency related to the calculation of the annual cash bonus payouts, both internally and externally;

•
Create greater alignment between overall Company results and the funding of the bonus pool; and

•
Maintain the ability to exercise judgment and discretion based on holistic Company and individual performance.

The Committee and management believe the process described below satisfied these objectives.

Initial Bonus Pool Funding:

In early 2019, the Committee approved RE AFFO goals that would need to be achieved in order to fund the new Company-wide annual cash bonus plan for all eligible employees, including the NEOs.

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Executive Compensation

The table below outlines the RE AFFO performance requirements and the corresponding level of bonus pool funding available.

Performance/Payout Level	RE AFFO/Share	Bonus Pool Funding (% of target)

Threshold	$4.32	75%

Target	$4.80	100%

Maximum	$5.28	125%

For 2019, the Company achieved initial RE AFFO per share of $4.74, prior to the impact of the bonus payout in excess of the Target, resulting in an initial total pool funding for all eligible employees of 96.9% of Target.(1)

Starting in 2019, 50% of Mr. Sabatini's 2019 bonus target was subject to separate performance metrics established by the Committee for certain members of the Investment Department. Because the Committee felt that, as the Company's Head of Investments, tying a portion of his bonus to those goals would be a more appropriate incentive for him. The determination of the portion of Mr. Sabatini's bonus tied to the Investment Department bonus is based on metrics specific to the performance of that department, including investment volume and quality. For competitive reasons, we do not disclose publicly the specifics related to these goals. The remaining 50% of his bonus was tied to the same formula as the other NEOs.

Strategic Modifiers:

To evaluate Company performance from a more holistic perspective, certain strategic objectives determined by the Committee and management to be critical indicators of overall performance were established at the beginning of 2019. Three categories of performance were established, with each category containing specific metrics and targets for the Committee to evaluate performance at year-end to determine whether to modify (up or down by 20%) the initially funded bonus pool, as determined by performance against RE AFFO goals. The strategic modifiers were as follows:

Strategic Goals	Metric(s)

Improve portfolio strength	Extend the WALT; and execute successful acquisition and disposition strategy

Strong return to shareholders	Relative TSR as measured against the MSCI US REIT Index

Execution on long-term strategy	Improve cost of capital relative to market yields

Based on the Committee's evaluation of progress against these goals and metrics, it decided not to adjust the total bonus pool funding for the NEOs. Despite strong shareholder returns and continued progress to improve the quality of our portfolio and execute our long-term strategy, the Committee felt that the funding generated as a result of our RE AFFO performance appropriately captured the holistic performance of the Company and felt comfortable with the initially calculated funding score and did not believe application of the modifier was necessary.

Actual Bonuses Awarded to the NEOs:

Because the RE AFFO driven funding outcome was not modified, actual NEO bonuses were paid at 96.9% of target. As described earlier, the bonus for Mr. Sabatini reflects performance of the Investment Department as measured by investment volume and quality which yielded funding slightly below target. When combined with funding generated by the Company's RE AFFO performance, Mr. Sabatini's bonus paid at 95.4% of target. The NEO cash incentive payouts for 2019 performance, which were paid in early 2020, are shown in the table below:

(1)
Please see footnote 1 on page 5.

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Executive Compensation

Executive	Target Bonus	RE AFFO(1) (Target × 96.9%)	Additional Strategic Modifier Funding	Total 2019 Bonus

Jason E. Fox	$1,400,000	$1,356,600	—	$1,356,600

John J. Park	$1,000,000	$969,000	—	$969,000

ToniAnn Sanzone	$600,000	$581,400	—	$581,400

Gino M. Sabatini(2)	$900,000	$858,554	—	$858,554

Brooks G. Gordon	$500,000	$484,500	—	$484,500

(1)
Amounts may not appear to be calculated exactly due to rounding.
(2)
Mr. Sabatini's bonus was paid at 95.4%.

Long-Term Incentive Plan Awards

The LTIP is designed to reward key managers for high performance and to drive shareholder value. Awards for our NEOs are delivered at 50% in the form of time-based RSUs that vest over a three-year period and 50% in the form of PSUs that are earned after a three-year performance period based on the achievement of specific performance goals determined at the beginning of the cycle. The Committee approves final goals for each performance cycle after evaluating goals proposed by management. Management's proposals are based on the Company's long-term financial plan, historical results, and expected results. The Compensation Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Compensation Committee's independent compensation consultant assists the Compensation Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.

The table below presents the Long-Term Incentive Plan award amounts for 2019. These amounts may differ from the values shown in the Summary Compensation Table and Grants of Plan Based Awards Tables since SEC disclosure rules require companies calculate and present the grant date fair value of equity awards based on accounting fair value estimates. The amounts below represent the Committee's approved value as determined based on a variety of factors, including market competitiveness, internal equity, contribution, experience, and uniqueness of role.

The Compensation Committee regularly reviews the Company's progress towards achieving each of the PSU goals and, after the end of each three-year PSU performance cycle, evaluates the Company's actual performance compared to the pre-set goals in order to determine the payout level achieved. PSUs may be earned between 0% and 300% of the target number of shares granted depending on performance against two equally weighted metrics: TSR relative to the MSCI US REIT Index; and RE AFFO (or, in past years, total AFFO) per share compound annual growth. These metrics were selected to align with the Company's goals of outperforming an established benchmark index for similar REITs, sustainably growing funds available for dividends, and managing shareholder dilution appropriately. Payment levels are determined on a linear scale between performance levels, which allows the Committee to recognize, reward, and incentivize incremental performance gains between the "stepped" performance levels.

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Executive Compensation

Executive	Target LTI Award ($)	Value of PSUs (50% of total)	Value of RSUs (50% of total)

Jason E. Fox	$3,500,000	$1,750,000	$1,750,000

John J. Park	$1,500,000	$750,000	$750,000

ToniAnn Sanzone	$900,000	$450,000	$450,000

Gino M. Sabatini	$1,100,000	$550,000	$550,000

Brooks G. Gordon	$600,000	$300,000	$300,000

For the 2017-2019 regular PSU payout, the Company achieved 0% with respect to the AFFO measure, which was below the Threshold performance level, and 279% with respect to the TSR measure, which reflects 3-year TSR performance ranked at the 87th percentile relative to the MSCI REIT Index. The resulting cumulative payout was equal to 139.3% of the Target payout amount, which was between the Target and Stretch levels, as shown below.(1) The number of shares, including Dividend Equivalent Shares, as defined in footnote (2) to the Grants of Plan Based Awards Table shown later in this Proxy Statement, received by our NEOs are reflected in the total in the 2019 Option Exercises and Stock Vested Table.

2017-2019 PSUs

Performance Level	AFFO per Share (Compound Growth Rate)	Relative TSR (vs. MSCI US REIT Index)	Payout as % Target

Below Threshold	<1.0%	<25th Percentile	0%

Threshold	1.0%	25th Percentile	50%

Target	2.0%	50th Percentile	100%

Stretch	3.0%	75th Percentile	200%

Maximum	5.0%	90th Percentile	300%

Actual Results	–0.8%	+87th Percentile

Payout	0%	279%	139.3%

For 2019, the Committee affirmed that the same goals and structure would continue to provide effective incentives and reflected a similar degree of rigor for the 2019-2021 performance cycle. As a result, the following metrics apply for the 2018-2020 and 2019-2021 performance cycles:

2018-2020 PSU and 2019-2021 PSU

Performance Level	RE AFFO per Share (Compound Growth Rate)	Relative TSR (vs. MSCI US REIT Index)	Payout as % Target

Below Threshold	<1.0%	<25th percentile	0%

Threshold	1.0%	25th percentile	50%

Target	2.0%	50th percentile	100%

Stretch	3.0%	75th percentile	200%

Maximum	5.0%	90th percentile	300%

(1)
Please see footnote 1 on page 5.

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Executive Compensation

Other Compensation and Benefits

Deferred Compensation Plans

Payment of the shares underlying LTIP awards may be deferred pursuant to the Company's Deferred Compensation Plan and are subject to the requirements of Section 409A of the Internal Revenue Code, which we refer to in this Proxy Statement as the Code. For awards of RSUs and PSUs to NEOs in 2019, Messrs. Fox, Park and Sabatini elected to defer receipt of all of the underlying shares through the Company's Deferred Compensation Plan.

Deferred awards under certain prior compensation plans are also maintained in the Deferred Compensation Plan. These partnership equity unit plans, or PEP Plans, were discontinued in 2007, and the PEP awards were converted to RSUs in 2009. These Rollover RSUs, which were required to be deferred for a minimum of two years, are payable in accordance with the employees' prior elections. Currently, of the NEOs, Messrs. Fox, Park and Sabatini hold Rollover RSUs.

Deferred awards do not accrue interest or amounts other than dividend equivalents as may be required pursuant to underlying award agreements. Deferred amounts are payable in accordance with participants' deferral elections.

Benefits and Perquisites

Our NEOs are provided with limited perquisites and benefits that are generally consistent with those provided to the

Company's employees. The Company does not maintain any defined benefit pension plans. The Company does maintain a profit sharing plan, pursuant to which the Company contributed 10% of an employee's total cash compensation, up to legal limits, into the plan on their behalf during 2019, as well as the Company's Employee Stock Purchase Plan ("ESPP"), under which eligible employees in 2019 could purchase Company stock at a discount of 10% off the market price of the Common Stock on the last day of two semi-annual purchase periods, up to applicable limits, and must hold the shares purchased for at least one year. The Company also maintains an employee-funded 401(k) plan and a Roth 401(k) plan. These plans are generally available to all employees including the NEOs, as are certain perquisites. These perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

The Company has from time to time entered into employment agreements when it has deemed it to be advantageous in order to attract or retain certain individuals. None of the NEOs have employment agreements as of the date of this Proxy Statement.

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Executive Compensation

Compensation Governance

We design our compensation plans within a set of strong compensation governance provisions. These include:

	What We Do		What We Don't Do

✓	Deliver a significant percentage of annual compensation in the form of variable compensation tied to multi-year performance through our new annual cash incentive plan	✗	Do not provide excise tax gross-ups

✓	Deliver half of the long-term incentive plan value at grant through PSUs measuring 3-year performance	✗	Do not have employment agreements

✓	Provide total compensation opportunities that approximate the market median	✗	Do not have executive perquisites

✓	Compare executive compensation levels and practices against a relevant peer group of similarly-sized REITs	✗	Do not have excessive severance benefits

✓	Engage an independent compensation consultant that reports directly to the Compensation Committee and provides no other services to the Company	✗	Do not allow dividends to be currently paid on unearned PSUs or unvested RSUs.

✓	Require meaningful levels of stock ownership among our executive officers and non-employee directors	✗	Do not allow hedging or short sales of our securities, and have meaningful limits on pledging

✓	Maintain a clawback policy	✗	Do not provide enhanced retirement benefits or other supplemental executive retirement plans, known as SERPs

✓	Conduct annual compensation risk review	✗	Do not allow for any single-trigger cash severance benefits upon a change-in-control

Stock Ownership Guidelines

In January 2013, our Board adopted the W. P. Carey Stock Ownership Guidelines. The Stock Ownership Guidelines require the non-employee directors and the NEOs to maintain certain specified ownership levels of Common

Stock, based on the annual cash retainer for directors and a multiple of annual base salary, exclusive of bonuses or other forms of special compensation, for the NEOs. The applicable stock ownership requirements are presented below:

Position	Ownership Requirement

CEO	6x annual salary

Other NEOs	3x annual salary

Non-Executive Directors	5x annual cash retainer

The Stock Ownership Guidelines provide that, with respect to each person subject to them, they will be phased in over a five-year period. For purposes of determining compliance with the Stock Ownership Guidelines, all Common Stock and securities based on the value of Common Stock acquired through participation in any of the Company's incentive or stock purchase plans are counted, excluding unvested RSUs and PSUs.

As of the date of the Proxy Statement, the five-year phase-in period had been reached for Directors Benjamin H. Griswold, IV, Axel K.A. Hansing, Jean Hoysradt and

Nick J.M. van Ommen, each of whom has met the requirement. All other non-executive directors and all of the NEOs are on track to comply with the requirement within the five-year period.

Clawback Policy

Our Board has approved a policy that gives the Board the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers ("Covered Officers") where such payment was based upon the

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Executive Compensation

achievement of certain financial results that were subsequently the subject of a restatement or if a metric taken into account in computing such compensation has been materially incorrectly calculated and, in each case, the Board determines that the Covered Officer received an excess incentive as a result and that the Covered Officer engaged in ethical misbehavior. The Board has discretion to seek recovery of any excess amount that it determines was received inappropriately by these individuals, but the Board may require the recoupment of up to the total amount of performance-based compensation, rather than the excess amount, for any Covered Officer who is convicted (including a plea of nolo contendere) of illegal acts connected to such restatement or recalculation.

Anti-Hedging Policy

The Company has adopted a policy that prohibits its employees and non-employee directors from entering into all forms of hedging transactions regarding the Company's stock, including covered calls, collars, "short sales," sales "against the box," "put" or "call" options, or other derivative transactions.

Pledging Policy

The Company has a robust policy that limits the pledging of shares of the Company's stock, whether in a margin account or as collateral for a loan. The policy states that, if Company stock is pledged in a margin account, no securities of other companies may be held in the same account in order to prevent declines in the value of those securities from causing the sale of the Company's stock due to a margin call. The policy also limits the value of any loan secured by Company stock, in a margin account or otherwise, to 40% of the value of such stock at all times. We believe that the pledging of nonmaterial amounts of equity does not disconnect the interests of employees with those of the shareholders when used reasonably and appropriately. Our compensation program provides for a significant portion of an executive's compensation to be paid in shares, with the intent of providing clear alignment of our executives with our shareholders. We believe that the pledging of shares, within the meaningful limits described, is a reasonable part of our compensation and governance programs and helps enable executives to maintain stock ownership levels in excess of the Company's robust Stock Ownership Guidelines.

Risk Assessment

The Compensation Committee, with the assistance of its independent compensation consultant, annually performs an assessment of compensation related risks for the Company's primary compensation programs, as required by SEC rules. For 2019, the Committee determined that there were no elements of the Company's compensation programs that would be reasonably likely to have a material adverse impact on the Company.

Other Considerations

Section 162(m) of the Code currently imposes a $1 million limit on the amount that a public company may deduct for compensation paid to an employee who is chief executive officer, chief financial officer, or another "covered employee" (as defined by Section 162(m)), or was such an employee beginning in any year after 2017. Prior to 2018, the Compensation Committee designed certain payments and awards intended to be exempt from this deduction limit as qualified "performance-based" compensation and various plans, including the 2009 SIP, the 2017 SIP and the 2017 Cash Incentive Plan, were structured to comply with the Section 162(m) performance-based compensation requirements. The Tax Cuts and Jobs Act, however, eliminated the "performance-based compensation" exception under Section 162(m) effective January 1, 2018, subject to a special rule that "grandfathers" certain awards or arrangements that were in effect on or before November 2, 2017. There can be no assurance that compensation structured prior to 2018 with the intent of qualifying as performance-based compensation will be deductible under Section 162(m), depending on the application of the grandfather rule. Additionally, compensation awarded in 2018 and future years to covered employees in excess of $1 million also will generally not be deductible. The Compensation Committee retains the discretion to establish the compensation paid or intended to be paid or awarded to the NEOs as the Committee may determine is in the best interest of the Company and its shareholders, and without regard to any limitation provided in Code Section 162(m). This discretion is an important feature of the Committee's compensation practices because it provides the Committee with sufficient flexibility to respond to specific circumstances facing the Company.

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Executive Compensation

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

  COMPENSATION COMMITTEE

  Peter J. Farrell, Chair
  Mark A. Alexander
  Benjamin H. Griswold, IV
  Jean Hoysradt

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the Compensation Committee members whose names appear under the heading Compensation Committee Report above were Compensation Committee members during all of 2019. No member of the Compensation Committee during 2019 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2019.

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Executive Compensation

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2019, 2018, and 2017. For purposes of this table, our NEOs for 2019 were: our Chief Executive Officer, Chief Financial

Officer and the three most highly compensated Executive Officers at December 31, 2019 as calculated in accordance with SEC rules. There were no other executive officers during 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)

Jason E. Fox(4)	2019	749,808	0	4,784,196	1,356,600	28,000	6,918,604
CEO	2018	700,000	0	2,499,877	1,415,400	36,165	4,651,442
	2017	400,000	0	1,429,897	1,000,000	32,031	2,861,928

ToniAnn Sanzone(5)	2019	474,808	0	1,230,211	581,400	28,000	2,314,419
CFO	2018	425,000	0	699,910	600,000	36,165	1,761,075
	2017	391,923	0	599,946	550,000	32,031	1,573,900

John J. Park(6)	2019	525,000	0	2,050,286	969,000	28,000	3,572,285
President	2018	525,000	0	1,499,911	1,100,000	36,165	3,161,076
	2017	357,000	0	1,472,908	1,200,000	32,031	3,061,939

Gino M. Sabatini	2019	500,000	0	1,503,569	858,554	28,000	2,890,123
Head of Investments	2018	500,000	0	1,199,853	1,050,000	36,165	2,786,018

Brooks G. Gordon	2019	319,923	0	820,074	484,500	28,000	1,652,497
Head of Asset Management	2018	300,000	0	599,894	550,000	36,165	1,486,059

(1)
Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to awards of RSUs and PSUs under the 2009 SIP for 2017 and the 2017 SIP for awards in 2018 and 2019. For details of the individual grants of RSUs and PSUs during 2019, please see the 2019 Grants of Plan-Based Awards table below. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the 2019 Form 10-K, disregarding estimates of forfeitures. The table reflects PSU awards using an estimate of the future payout at the date of grant. If the PSU awards were shown instead at the Maximum payout level, the aggregate grant date fair value of the PSUs would be: for 2019, $4,876,903 for Mr. Fox, $1,254,031 for Ms. Sanzone, $2,089,982 for Mr. Park, $1,532,681 for Mr. Sabatini, and $835,951 for Mr. Gordon; for 2018, $3,109,940 for Mr. Fox, $870,675 for Ms. Sanzone, $1,865,926 for Mr. Park, $1,492,586 for Mr. Sabatini, and $746,293 for Mr. Gordon; for 2017, $926,886 for Ms. Sanzone, and $2,049,543 for each of Messrs. Fox and Park. The amounts for 2017 include one-time grants of RSUs to Messrs. Fox and Park, as discussed in the Compensation Discussion and Analysis section of the Company's proxy statement for that year, as follows: 1,622 RSUs, with a grant date fair value of $99,948, and 2,320 RSUs, with a grant date fair value of $142,958, respectively.
(2)
Amounts shown for 2019 and 2018 represent payments under our Company-wide annual cash bonus plan for all employees, including the NEOs, which were paid in early 2020 and 2019 for performance in 2019 and 2018, respectively. Amounts shown for 2017 represent payments under the 2017 Cash Incentive Plan, approved by our shareholders in June 2017, for certain members of senior management, including the NEOs, which were paid early in 2018 for performance in 2017.
(3)
The All Other Compensation column reflects compensation related to Company contributions on behalf of the NEOs to the Company-sponsored profit sharing plan. For 2017 and 2018, amounts include additional profit-sharing allocations relating to unvested amounts forfeited by other participants in the plan.
(4)
In January 2019, Mr. Fox's salary was set at $750,000. Mr. Fox became CEO on January 1, 2018.
(5)
In January 2019, Ms. Sanzone's salary was set at $475,000. Ms. Sanzone became interim CFO in October 2016 and when she became CFO on January 31, 2017, her annual salary was set at $400,000.
(6)
Mr. Park became President on January 1, 2018.
(7)
In January 2019, Mr. Gordon's salary was set at $320,000.

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Executive Compensation

2019 GRANTS OF PLAN-BASED AWARDS

The following table provides information on awards under our annual cash bonus plan and the LTIP to our NEOs in 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(3) (#)	Awards(4) ($)

Jason E. Fox	—	1,050,000	1,400,000	5,000,000
	1/17/19							25,114	1,749,944
	2/13/19				11,665	23,330	69,990		3,034,252

ToniAnn Sanzone	—	450,000	600,000	5,000,000
	1/17/19							6,458	449,993
	2/13/19				3,000	5,999	17,997		780,218

John J. Park	—	750,000	1,000,000	5,000,000
	1/17/19							10,763	749,966
	2/13/19				4,999	9,998	29,994		1,300,320

Gino M. Sabatini	—	675,000	900,000	5,000,000
	1/17/19							7,893	549,984
	2/13/19				3,666	7,332	21,996		953,585

Brooks G. Gordon	—	375,000	500,000	5,000,000
	1/17/19							4,305	299,972
	2/13/19				2,000	3,999	11,997		520,102

(1)
Represents potential payments under the Company's Company-wide annual cash bonus plan, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section above. The amounts shown for Threshold represent the achievement of the minimum funding of the overall bonus pool based on performance against pre-established goals, without any modification, based on the achievement of certain pre-determined strategic goals, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section shown previously in this Proxy Statement. The actual amounts paid under this plan are shown in the Non-Equity Incentive Plan Compensation column for 2019 in the Summary Compensation Table above. The amounts shown for Maximum represent the per-individual limit under the 2017 Annual Cash Incentive Plan.
(2)
Reflects awards of PSUs under the 2017 SIP. The underlying shares of Common Stock may be paid out in 2022, after the end of a three-year performance cycle (2019-2021), depending on the achievement of specified criteria, as described in the Compensation Discussion and Analysis section above. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution, but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares.
(3)
Reflects awards of RSUs under the 2017 SIP, which are scheduled to vest in three equal installments annually commencing on February 15, 2020. Grants of RSUs under the 2017 SIP will not pay dividend equivalents until, and will be conditioned upon, the vesting of the RSUs.
(4)
The grant date fair value is calculated in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures, and for PSUs is based upon an estimate of the future payout at the date of grant. In fiscal year 2019, shares granted were determined based on stock price on date of grant. Historically, shares granted were determined based on fair value on date of grant. See the amounts under Stock Awards for 2019 in the Summary Compensation Table presented earlier in this Proxy Statement. For additional information on the valuation assumptions, please refer to Note 15 to the consolidated financial statements included in the 2019 Form 10-K. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value, if any, that may eventually be realized by the NEO.

Proxy Statement and Notice of 2020 Annual Meeting      |     49

Executive Compensation

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

The following table sets forth certain information with regard to all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2019.

			Stock Awards

Name	Grant Date(1)		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)

Jason E. Fox	1/18/17		3,598	287,984
	1/18/17	(2)	541	43,302	15,444	1,236,153
	1/18/18		12,944	1,036,038	40,255	3,222,010
	1/17/19		25,114	2,010,125
	2/13/19				46,660	3,734,666

ToniAnn Sanzone	1/18/17		834	66,753	3,483	278,739
	1/31/17	(3)	786	62,911	3,484	278,851
	1/18/18		3,625	290,145	11,270	902,051
	1/17/19		6,458	516,898
	2/13/19				11,998	960,320

John J. Park	1/18/17	(2)	774	61,951	15,444	1,236,153
	1/18/17		3,598	287,984
	1/18/18		7,767	621,671	24,153	1,933,166
	1/17/19		10,763	861,471
	2/13/19				19,996	1,600,480

Gino M. Sabatini	1/18/17		2,029	162,401	8,709	697,068
	1/18/18		6,213	497,289	19,320	1,546,373
	1/17/19		7,893	631,756
	2/13/19				14,664	1,173,707

Brooks G. Gordon	1/18/17		1,326	106,133	5,075	406,179
	1/18/18		3,107	248,684	9,660	773,186
	1/17/19		4,305	344,572
	2/13/19				7,998	640,160

(1)
RSU awards shown in the Number of Shares column vest in three annual installments commencing on February 15 of the year following the year granted. PSU awards shown in the Equity Incentive Plan column have a three year performance period commencing in the year of grant and are scheduled to vest in the end of the third year following grant and certification of performance achievement; the final payout and delivery or deferral of shares occurs in the fourth year following grant.
(2)
This RSU award represents a one-time grant, as discussed in the Compensation Discussion and Analysis section of the Company's proxy statement for that year.
(3)
This RSU award was made in connection with Ms. Sanzone's promotion to CFO on that date.

The PSU and RSU awards listed above are scheduled to vest over the following periods:

•
RSU grants dated 1/18/17 and 1/31/17 are scheduled to vest in three annual installments commencing on February 15, 2018.

•
PSU grants dated 1/18/17 are shown under the Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 200% of the Target amount of PSUs, which may be paid out in 2020 after the end of the applicable three-year performance cycle (2017-2019) if specified performance criteria are met.

•
RSU grants dated 1/18/18 are scheduled to vest in three annual installments commencing on February 15, 2019.
•
PSU grants dated 1/18/18 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 300% of the Target amount of PSUs, which may be paid out in 2021 after the end of the applicable three-year performance cycle (2018-2020) if specified performance criteria are met.

•
RSU grants dated 1/17/19 are scheduled to vest in three annual installments commencing on February 15, 2020.

•
PSU grants dated 2/13/19 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 200% of the Target amount of PSUs, which may be paid out in 2022 after the end of the applicable three year performance cycle (2019-2021) if specified performance criteria are met.

All market values are based on the $80.04 closing price per share of the Common Stock on December 31, 2019.

50      |     Proxy Statement and Notice of 2020 Annual Meeting

Executive Compensation

2019 OPTION EXERCISES AND STOCK VESTED

The following table contains information about shares acquired by the NEOs upon the vesting of RSUs and/or PSUs, as applicable, during 2019.

	Option Awards(1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2) ($)

Jason E. Fox	—	—	70,260	5,279,255

ToniAnn Sanzone	—	—	8,907	669,761

John J. Park	—	—	76,336	5,734,764

Gino M. Sabatini	—	—	17,421	1,250,382

Brooks G. Gordon	—	—	27,979	2,102,121

(1)
As of and after December 31, 2017, the Company no longer has any stock options outstanding.
(2)
For all NEOs, includes the underlying shares received February 2019 upon the vesting of the first tranche of the RSUs granted under the LTIP in 2018, the second tranche of the RSUs granted under the LTIP in 2017 and the third and final tranche of the RSUs granted under the LTIP in 2016. For all the NEOs, the actual shares earned underlying the PSUs awarded under the LTIP in 2016, which PSU shares, as well as the related Dividend Equivalent Shares, were all payable in 2019 after the end of their three-year (2016-2018) performance cycle. The Value Realized on Vesting is equal to the product of: the total RSUs vested and $75.20, which was the closing price of the Common Stock on February 15, 2019, the payment date for these shares; and the product of the shares actually earned underlying the PSUs with a 2016-2018 performance cycle, plus the related Dividend Equivalent Shares, and $75.01 or $75.19, which were the closing prices of the Common Stock on February 13, 2019 and February 19, 2019, respectively, the payment date for these PSU shares. Of these amounts, the payment of certain shares shown was deferred at the election of the executives, pursuant to the terms of the awards and the Company's Deferred Compensation Plan, as follows: for Mr. Fox, 6,471 shares were deferred until February 15, 2022; for Mr. Park, 3,882 shares were deferred until separation from service; and, for Mr. Sabatini, 3,504 shares were deferred until separation from service. See 2019 Nonqualified Deferred Compensation below.

Proxy Statement and Notice of 2020 Annual Meeting      |     51

Executive Compensation

2019 NONQUALIFIED DEFERRED COMPENSATION

The following table shows the aggregate contributions, earnings, and withdrawals in 2019 for the NEOs under our Deferred Compensation Plan, as more fully described in the Compensation Discussion and Analysis section earlier in this Proxy Statement. The Deferred Compensation Plan allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, and the amounts shown in the table below reflect such deferrals for Messrs. Fox, Park and Sabatini. The Deferred Compensation Plan also includes Rollover RSUs, and the table below reflects ongoing deferrals of Rollover RSUs for Messrs. Fox, Park and Sabatini.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

Jason E. Fox	517,939	1,021,204	(1,021,204)	19,223,607

ToniAnn Sanzone	—

John J. Park	310,715	447,512	(447,512)	8,438,537

Gino M. Sabatini	280,460	1,902,223	(1,902,223)	36,917,409

Brooks G. Gordon	—	—	—	—

(1)
The amounts shown represent the number of RSUs and/or PSUs, including any related Dividend Equivalent Shares, that vested during 2019, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $80.04, the closing price per share of the underlying Common Stock on December 31, 2019. Amounts shown above are not reflected in the Stock Awards column in the Summary Compensation Table for the last completed fiscal year as they were awarded in prior years.
(2)
The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2019. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
(3)
The Aggregate Withdrawals/Distributions column represents dividend equivalents paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2019. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
(4)
The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, and $80.04, the closing price per share of the underlying Common Stock on December 31, 2019. For each of Messrs. Fox, Park and Sabatini, the amount shown was not previously reported as compensation in the Summary Compensation Tables for previous years because all (in the case of Mr. Sabatini) or a portion of (in the case of Messrs. Fox and Park) the deferred awards were granted prior to the date that he became an NEO.

52      |     Proxy Statement and Notice of 2020 Annual Meeting

Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of the NEOs as of December 31, 2019 had an employment, severance, or change-in-control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit.

The Company does not have any tax gross-up commitment under equity award agreements issued to the NEOs in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.

The following table sets forth the amounts each NEO as of December 31, 2019 would have received upon termination of employment with the Company on that date for each of the hypothetical reasons detailed below. The amounts set forth in the table assume that a termination event occurred on December 31, 2019 and that the value of the Common Stock was $80.04 per share, based on the closing price of the Common Stock on that date; however, the actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the table below.

Named	Death/ Disability	Termination by the Company for Cause	Involuntary Dismissal	Change in Control(1)	Retirement

Jason E. Fox
RSUs(2)	$3,377,448	$0	$0	$3,377,448	$0
PSUs(3)	2,369,051	0	2,369,051	7,107,152	2,369,051

Total	$5,746,498	$0	$2,369,051	$10,484,600	$2,369,051

ToniAnn Sanzone
RSUs(2)	$936,708	$0	$0	$936,708	$0
PSUs(3)	800,880	0	800,880	2,402,641	800,880

Total	$1,737,588	$0	$800,880	$3,339,348	$800,880

John J. Park
RSUs(2)	$1,833,076	$0	$0	$1,833,076	$0
PSUs(3)	1,669,661	0	1,669,661	5,008,983	1,669,661

Total	$3,502,737	$0	$1,669,661	$6,842,059	$1,669,661

Gino M. Sabatini
RSUs(2)	$1,291,445	$0	$0	$1,291,445	$0
PSUs(3)	1,108,394	0	1,108,394	3,325,182	1,108,394

Total	$2,399,839	$0	$1,108,394	$4,616,627	$1,108,394

Brooks G. Gordon
RSUs(2)	$699,390	$0	$0	$699,390	$0
PSUs(3)	604,462	0	604,462	1,813,386	604,462

Total	$1,303,852	$0	$604,462	$2,512,776	$604,462

(1)
The terms of the Company's outstanding equity awards at December 31, 2019 provide that, in the event of a Change in Control of the Company, as defined in the 2009 SIP and the 2017 SIP, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount, but only if the recipient's employment is terminated following a Change in Control of the Company, as defined in these Plans, and in addition, the payment will be pro-rated through the date of the Change in Control of the Company.
(2)
Each of the 2009 SIP and the 2017 SIP generally provides that unvested RSUs automatically terminate upon a participant's termination of service for any reason but that the Compensation Committee has the discretion to determine otherwise. Under the respective RSU award agreements approved by the Committee, if a participant's employment terminates by reason of death or disability, LTIP RSUs become fully vested on the date of death or disability. In all other cases, unvested LTIP RSUs are forfeited upon termination. Rollover RSUs were fully vested upon issuance and are nonforfeitable, with payout of the underlying shares required to be deferred for a minimum of two years. Rollover RSUs, and any other vested but deferred RSU awards held by the NEOs at December 31, 2019, are included in the Aggregate Balance at Last Fiscal Year End column of the 2019 NonQualified Deferred Compensation Table presented earlier in this Proxy Statement and, as such, are not shown in the table above.
(3)
Each of the 2009 SIP and the 2017 SIP generally provides that PSUs automatically terminate upon a participant's termination of service for any reason but that the Compensation Committee has the discretion to determine otherwise. Under the respective PSU award agreements approved by the Committee, if a participant's employment terminates for any reason other than disability, involuntary dismissal, retirement, or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee's discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement, or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the pro-rated values shown reflect the ultimate achievement of Target levels, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement. None of our NEOs are currently near retirement age.

Proxy Statement and Notice of 2020 Annual Meeting      |     53

Executive Compensation

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and the annual total compensation of Mr. Fox, our CEO. For these purposes, "annual total compensation" represents the sum of base salary, bonus, overtime, equity awards and profit sharing / pension contributions, if any.

For 2019, our last completed fiscal year:

•
the annual total compensation of our "median employee" (other than our CEO), was $141,718; and

•
the annual total compensation of our CEO was $6,918,604.

Based on this information, for 2019 the ratio of the annual total compensation of Mr. Fox to the annual total compensation of the "median employee" was 49 to 1, which is a reasonable estimate that was calculated consistent with the SEC regulation.

To determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

Employee Population and Measurement Date:

•
We determined that, as of December 31, 2019, our employee population consisted of 203 individuals, with 75% of these individuals located in the United States and 25% located in Europe (United Kingdom and the Netherlands). Of those employees, 198 individuals were Full-Time employees and five individuals were Part-Time employees.

•
As of December 31, 2019, we determined that there were no changes to our employee population that would require us to identify a new "median employee."

Consistently Applied Compensation Measure ("CACM"):

•
We previously identified our "median employee" as of December 31, 2018. At that time, we determined that the sum of base salary and bonus was the most suitable measure upon which to identify our median employee, as it represents the way that the vast majority of our population is compensated.

Identification of the Median Employee:

•
For our analysis in this Proxy Statement, we used the same "median employee" as we identified as of December 31, 2018, and believe there has been no change in the compensation arrangements of our employees generally or our "median employee's" circumstances that we believe would significantly impact the pay ratio disclosure. We did not make any cost of living adjustments when identifying the "median employee."

CEO & Median Employee Pay:

•
With respect to the annual total compensation of the "median employee" used to calculate the pay ratio, we identified and calculated the elements of such employee's compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, resulting in annual total compensation of $141,718.

•
With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2019 Summary Compensation Table included above in this Proxy Statement, with no adjustments. That amount for 2019 was $6,918,604.

The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

54      |     Proxy Statement and Notice of 2020 Annual Meeting

Proposal Three: Advisory Vote on Frequency of Executive Compensation Vote

The Company is presenting the following proposal, in accordance with SEC rules, which gives stockholders the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs, as set forth in Proposal Two above. By voting with respect to this Proposal Three, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. However, this proposal is non-binding, which means that the Board is not required by law to implement the time period receiving the most votes and can choose to hold future "Say-on-Pay" votes on a different schedule. Nevertheless, the Board values our stockholders' opinions and will take into account the results of this vote in determining how often the Company should hold advisory votes on executive compensation in the future. In that regard, the Board will consider the option that receives the greatest number of votes to be the preference of our stockholders.

In 2014, which was when the last "Say-on-Pay" proposal was presented to the Company's stockholders, the Board recommended that stockholders vote to conduct future "Say-on-Pay" proposals every year. The Board continues to recommend that the Company's stockholders be given the opportunity to cast an advisory "Say-on-Pay" vote every year and recommends that you vote for the one year interval for the advisory vote on executive compensation. It is expected that the next stockholder "Say-on-Pay" frequency vote will occur at the 2026 annual meeting of stockholders.

The Board recommends a vote FOR an advisory vote on the compensation of our Named Executive Officers to be held every year.

Proxy Statement and Notice of 2020 Annual Meeting      |     55

Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm

From the Company's inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. For 2020, the Audit Committee has approved the engagement of PricewaterhouseCoopers LLP as the Company's independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from stockholders.

Although stockholder ratification of PricewaterhouseCoopers LLP's appointment is not required by our Charter, the Bylaws, or otherwise, the Board is submitting the ratification of PricewaterhouseCoopers LLP's appointment for the year 2020 to the Company's shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit

Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for the year 2020 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Committee determines that such a change would be in the Company's interests.

The ratification of PricewaterhouseCoopers LLP's appointment requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present.

The Board recommends a vote FOR the ratification of appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2020.

56      |     Proxy Statement and Notice of 2020 Annual Meeting

Report of the Audit Committee

The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey Inc.'s fiscal 2019 audited financial statements and management's report of internal controls over financial reporting.

The audit functions of the Audit Committee focus on the adequacy of W. P. Carey Inc.'s internal controls and financial reporting procedures, the performance of W. P. Carey Inc.'s internal audit function and the independence and performance of W. P. Carey Inc.'s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Audit Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey Inc.'s financial reporting. The Audit Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Audit Committee held nine regularly scheduled meetings during 2019.

Management has primary responsibility for W. P. Carey Inc.'s financial statements and management's report of internal controls over financial reporting and the overall reporting process, including W. P. Carey Inc.'s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

The Audit Committee has reviewed and discussed the audited financial statements and management's report of internal controls over financial reporting with the management of W. P. Carey Inc. The directors who serve on the Audit Committee are all "independent" as defined in the NYSE Listing Standards and applicable rules of the SEC.

The Audit Committee has discussed with the Company's Independent Registered Public Accounting Firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm's communication with the committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey Inc. Based on review and discussions of the audited financial statements and management's report on internal control over financial reporting of W. P. Carey Inc. with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2019 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

    Submitted by the Audit Committee:
    Mark A. Alexander, Chair
    Peter J. Farrell
    Robert J. Flanagan
    Margaret G. Lewis
    Nick J.M. van Ommen

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.

Financial Expert

The Board has determined that Mark A. Alexander, who is Chair of the Audit Committee, and Peter J. Farrell, who is a member of that committee, are each a "financial expert" as defined in Item 407 of Regulation S-K under the Exchange Act. As noted above, each of these individuals are independent under the Listing Standards of the NYSE and the rules of the SEC.

Proxy Statement and Notice of 2020 Annual Meeting      |     57

Report of the Audit Committee

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2019 and 2018

The following table sets forth the approximate aggregate fees billed to W. P. Carey during fiscal years 2019 and 2018 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2019	2018

Audit Fees(1)	$3,762,000	$4,576,909

Audit-Related Fees(2)	418,175	227,798

Tax Fees(3)	2,264,244	2,320,404

All Other Fees(4)	0	0

Total Fees	$6,444,419	$7,125,111

(1)
Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey's fiscal 2019 and 2018 financial statements included in the Company's Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2019 and 2018, and other audit services. For 2018, this category also includes $1,337,409 in fees related to the CPA:17 Merger, which was completed in October 2018.
(2)
Audit-Related Fees: This category consists of audit-related services performed by PricewaterhouseCoopers LLP and for 2019 and 2018 includes audit services for SEC registration statement review and the related issuance of any comfort letters and consents, as well as services performed related to the Company's cloud migration and enterprise risk management.
(3)
Tax Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP of $1,487,524 and $1,162,990 for tax compliance services during 2019 and 2018, respectively, and $776,720 and $1,157,414 for tax consultation in connection with transactions during 2019 and 2018, respectively.
(4)
All Other Fees: No other services were provided by PricewaterhouseCoopers LLP in either 2019 or 2018.

Pre-Approval Policies

The Audit Committee's policy is to pre-approve audit and permissible non-audit services provided by the Company's Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the

Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee's next scheduled meeting, the Committee has delegated to its Chair, Mr. Alexander, the authority to approve such services on its behalf, provided that such action is reported to the committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2019 and 2018 shown in the table above.

58      |     Proxy Statement and Notice of 2020 Annual Meeting

Security Ownership of Certain Beneficial Owners, Directors and Management

The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2020 by each of the current directors and the nominees for election as director, each of the NEOs listed in the Summary Compensation Table presented earlier in this Proxy Statement, all directors and executive officers on that date as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Any fractional shares are rounded down to the nearest full share. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned	Percentage of Class

The Vanguard Group(1)	25,600,966	14.86%
100 Vanguard Blvd. Malvern, PA 19355

BlackRock, Inc.(2)	15,108,162	8.8%
55 East 52nd Street New York, NY 10055

(1)
The information for The Vanguard Group ("Vanguard") is derived from a Schedule 13G/A, filed with the SEC on February 11, 2020, to report beneficial ownership as of December 31, 2019. Based on that filing, Vanguard was the beneficial owner of 25,600,966 shares in the aggregate at that date, as a result of serving as an investment manager. As of that date, Vanguard reported that it had sole dispositive power with respect to 25,233,678 shares, sole voting power over 303,887 shares, shared dispositive power with respect to 367,288 shares, and shared voting power with respect to 259,121 shares.
(2)
The information for BlackRock, Inc. is derived from a Schedule 13G/A filed with the SEC on February 6, 2020 to report beneficial ownership as of December 31, 2019. Based on that filing, BlackRock, Inc. was the beneficial owner of 15,108,162 shares in the aggregate as of that date, with sole dispositive power over all of such shares and sole voting power with respect to 13,710,451 shares.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1)	Percentage of Class

Mark A. Alexander(2)	14,878	*

Peter J. Farrell(2)	9,293	*

Robert J. Flanagan(2)	4,717	*

Jason E. Fox(3)	419,021	*

Benjamin H. Griswold, IV(2)(4)	138,592	*

Axel K.A. Hansing(2)	12,412	*

Jean Hoysradt(2)	11,122	*

Margaret G. Lewis(2)	4,272	*

Christopher J. Niehaus(2)	14,652	*

Nick J.M. van Ommen(2)	19,159	*

John J. Park(5)	498,320	*

ToniAnn Sanzone	23,094	*

Brooks G. Gordon	64,012	*

Gino M. Sabatini(6)	656,739	*

All directors and executive officers as a Group (14 individuals)	1,890,283	1.09%

*
Less than 1%
(1)
Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each beneficial owner (or the directors and executive officers as a Group) has the right to acquire within 60 days of March 31, 2020, including vested Director RSUs, LTIP RSUs, PSUs, and Rollover RSUs, each as defined herein, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.
(2)
Includes 1,867 Director RSAs that were granted on July 1, 2019 and are not scheduled to vest until July 1, 2020, as to which the recipients have current voting rights.
(3)
The amount shown includes 904 shares owned by Mr. Fox's son, 65 shares owned by his daughter, and 143,293 shares that have been pledged as security in a margin account, whether or not there are loans outstanding. See "Pledging Policy" above in the Compensation Discussion and Analysis section.
(4)
The amount shown includes 1,000 shares held in aggregate by certain Accumulation Trusts and 16,500 shares held in aggregate by certain Grandchildren's Trusts, for which Mr. Griswold serves as a trustee, and 2,000 shares owned by Mr. Griswold's spouse.
(5)
The amount shown includes 1,680 shares owned in aggregate by Mr. Park's three children.
(6)
The amount shown includes 1,283 shares owned by Mr. Sabatini's son and 785 shares owned by his daughter.

Proxy Statement and Notice of 2020 Annual Meeting      |     59

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that directors, executive officers, and persons who are the beneficial owners of more than 10% of our shares file reports of their ownership and changes in ownership of our shares with the SEC. Based upon, but not limited to, a review of Section 16 reports filed with the SEC and other written representations that no other reports were required to be filed during the year, W. P. Carey believes that all directors, executive officers, and beneficial owners of 10% or more of our shares were in compliance with the reporting requirements of Section 16(a) of the Exchange Act during 2019, except as previously disclosed.

Equity Compensation Plan Information

The following table presents information regarding the Company's equity compensation plans as of December 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,394,348	(1)	0	(2)	3,594,887	(3)

Equity compensation plans not approved by security holders	0		0		0

Total	1,394,348	(1)	0	(2)	3,594,887	(3)

(1)
Reflects RSUs and PSUs issued to officers and employees under the 1997 SIP, the 2009 SIP, and the 2017 SIP, including 878,720 such awards where the payout of the underlying shares upon vesting was deferred at the election of the recipient pursuant to the Company's Deferred Compensation Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount (100% of the award paid), aggregating 244,870 shares, was used; the Maximum Amount (300% of the Target Amount) that can be issued would be 734,610 shares. Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock after the end of the relevant performance cycle but only to the extent the PSUs vest. See the table entitled 2019 Grants of Plan-Based Awards shown previously in this Proxy Statement for a description of these Dividend Equivalent Shares. Also reflects 14,993 vested Director RSUs, where the payout of the underlying shares is automatically deferred until the director completes service on the Board, but does not include Director RSAs.
(2)
All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. All outstanding options expired on December 31, 2017 and therefore no Weighted-Average Exercise Price is shown.
(3)
Includes the following shares of Common Stock remaining available for issuance at December 31, 2019: 3,243,301 shares issuable under the 2017 SIP, which may be issued upon the exercise of stock options, as RSAs, upon vesting of RSUs or PSUs, or as other stock based awards; and 351,586 shares issuable under the Company's ESPP. Under the ESPP, eligible employees can purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $10,000, if less, per year, with the purchase price equal to 90% of the fair market value of the Common Stock on the last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the NYSE. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period, but require that participants hold the shares purchased for at least one year.

60      |     Proxy Statement and Notice of 2020 Annual Meeting

Users' Guide

Who is soliciting my proxy?

The Directors of W. P. Carey, on behalf of the Company, are sending you this Proxy Statement and enclosed proxy card.

Who is entitled to vote?

W. P. Carey's shareholders as of the close of business on April 1, 2020, which is the record date, are entitled to vote at the Annual Meeting.

What is the Board's voting recommendation for each of the proposals and what vote is required for the different proposals?

You may vote FOR, AGAINST or ABSTAIN with respect to each Proposal.

Proposal	Board Vote Recommendation	Vote Required to Approve	Effect of Abstention	Page

Proposal One: Election of Nine Directors	FOR each Nominee	Majority of the votes cast with respect to each nominee	No effect	5

Proposal Two: Advisory Vote on Executive Compensation	FOR	Majority of the votes cast on the Proposal	No effect	33

Proposal Three: Advisory Vote on Frequency of Executive Compensation Vote	FOR the advisory vote on Executive Compensation to be held ANNUALLY	The Board will consider the option that receives the greatest number of votes to be the preference of our stockholders	No effect	55

Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of the votes cast on the Proposal	No effect	56

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A "broker non-vote" occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the NYSE rules. Proposal 4 is the only Proposal for which broker discretionary voting is allowed. Therefore, if you fail to provide your broker or other nominee with voting instructions with respect to Proposals 1, 2 and 3, broker non-votes will result with respect to each of those Proposals. A broker non-vote will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and accordingly, will not have the effect of a vote for or against the proposal. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.

You may cast your vote in any of the following ways:

Internet	Phone	Mail	In Person
Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1-800-454-8683 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	See below regarding Attendance at the Meeting.

Proxy Statement and Notice of 2020 Annual Meeting      |     61

Users' Guide

How many shares may vote?

At the close of business on the record date, W. P. Carey had 172,402,516 shares of its Common Stock outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.

What is a quorum?

A quorum is the presence, either in person or represented by proxy, of a majority of all the votes entitled to be cast at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.

How will voting on any shareholder proposals be conducted?

We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment, to the extent permitted by applicable law.

Who will pay the cost for this proxy solicitation?

W. P. Carey will pay the cost of preparing, assembling, and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting, and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of our officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. We intend to retain an outside solicitation firm, Broadridge Investor Communication Solutions, Inc., to assist in the solicitation of proxies for a fee estimated to be $50,000 or less, plus out-of-pocket expenses. We expect to request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

May I revoke my proxy?

Yes, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey's Corporate Secretary or submitting a new proxy card, or by voting in person at the meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020.

62      |     Proxy Statement and Notice of 2020 Annual Meeting

VIEW MATERIALS & VOTE w SCAN TO W. P. CAREY INC. 50 ROCKEFELLER PLAZA NEW YORK, NY 10020 ATTN: INVESTOR RELATIONS VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D10568-P38127 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. W. P. CAREY INC. The Board of Directors recommends you vote FOR the election of all of the director nominees listed in Proposal 1: 1. Election of the Director Nominees to serve until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify: Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Mark A. Alexander The Board of Directors recommends that you vote FOR the following proposal: For Against Abstain ! ! ! 1b. Peter J. Farrell 2. To Approve the Advisory Resolution on Executive Compensation. 1c. Robert J. Flanagan The Board of Directors recommends that you vote 1 Year 2 Years 3 Years Abstain 1 Year on the following proposal: ! ! For ! Against ! Abstain 1d. Jason E. Fox 3. To Approve the Advisory Resolution on the Frequency of Executive Compensation Vote. 1e. Axel K.A. Hansing The Board of Directors recommends that you vote FOR the following proposal: ! ! ! 1f. Jean Hoysradt 4. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2020. 1g. Margaret G. Lewis NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement thereof. 1h. Christopher J. Niehaus 1i. Nick J.M. van Ommen Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. D10569-P38127 W. P. CAREY INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 11, 2020 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) ToniAnn Sanzone and Susan C. Hyde, and each of them, with full power of substitution, as proxy to attend on behalf of the Stockholder(s), and to vote all shares of W. P. Carey Inc. common stock that the stockholder(s) is/are entitled to vote, at the 2020 Annual Meeting of Stockholders of W. P. Carey Inc. to be held at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, NY on Thursday, June 11, 2020 at 1:30 p.m., and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at the 2020 Annual Meeting and all adjournments or postponements thereof with all powers possessed by you, if personally present. The stockholder(s) hereby revoke(s) all prior proxies heretofore given with respect to the 2020 Annual Meeting and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, 1 YEAR ON PROPOSAL 3, AND FOR PROPOSAL 4. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side